Section 240.14a-101 Schedule 14A.
Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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Check the appropriate box:
[   ] Preliminary Proxy Statement
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[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Becton, Dickinson & Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com

December 20, 2004

Dear Fellow Shareholders:

      You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Becton, Dickinson and Company to be held at 1:00 p.m. EST on Tuesday, February 1, 2005 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

      The Notice of Meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to BD shareholders.

      Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by internet, telephone or mail, you still may attend the Annual Meeting and vote in person.

      Thank you for your continued support of BD.

Sincerely,

EDWARD J. LUDWIG Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

December 20, 2004

      The 2005 Annual Meeting of Shareholders of Becton, Dickinson and Company will be held as follows:

DATE:	Tuesday, February 1, 2005
TIME:	1:00 p.m. EST
LOCATION:	Hilton Short Hills 41 John F. Kennedy Parkway Short Hills, New Jersey
PURPOSE:	To consider and act upon the following proposals:
	1.	The election of directors;
	2.	The ratification of the selection of independent registered public accounting firm;
	3.	The approval of BD's Performance Incentive Plan;
	4.	A shareholder proposal relating to cumulative voting; and
	5.	Such other business as may properly come before the meeting.

      Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Becton, Dickinson and Company will be voted in accordance with instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for proposals 2 and 3, and against proposal 4.

      Shareholders of record at the close of business on December 6, 2004 will be entitled to vote at the meeting.

By order of the Board of Directors,

DEAN J. PARANICAS Vice President, Corporate Secretary and Public Policy

It is important that your shares be represented and voted whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:

1.	VIA THE INTERNET: Visit the website noted on your proxy card/voting form.

2.	BY PHONE: Use the toll-free telephone number given on your proxy card/voting form.

3.	BY MAIL: Promptly return your signed and dated proxy card/voting form in the enclosed envelope.

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, February 1, 2005

BECTON, DICKINSON AND COMPANY
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

GENERAL INFORMATION

Proxy Solicitation

      These proxy materials are being mailed or otherwise sent to BD shareholders on or about December 20, 2004 in connection with the solicitation of proxies by the Board of Directors for BD's Annual Meeting of Shareholders to be held at 1:00 p.m. EST on Tuesday, February 1, 2005 at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. Directors, officers and other BD employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $15,000 plus expenses. The cost of soliciting proxies will be borne by BD.

How to Vote

      Shareowners of record and participants in the BD plans described below may cast their votes by proxy by:

(1) using the internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

(2) using the toll-free telephone number listed on the enclosed proxy card; or

(3) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

      The internet and telephone voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card.

Revocation of Proxies

      A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of BD at the address set forth above, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting.

Required Vote

      The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.

      Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”), if any, will not be counted and, accordingly, will not affect the outcome of the vote.

      Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the votes cast at the meeting. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not affect the outcome of the vote.

Shareholders Entitled to Vote

      At the close of business on December 6, 2004, the record date fixed by the Board for determining the shareholders entitled to notice of and to vote at the meeting, there were 254,601,235 shares of BD common stock outstanding, each entitled to one vote.

Savings Incentive Plan (SIP)

      Participants in BD's Savings Incentive Plan (“SIP”) may instruct the Trustee how to vote all shares of common stock allocated to their SIP accounts, as well as the shares held in SIP which are not allocated to participants' accounts. The Trustee will vote SIP shares for which it has not received instructions in the same proportion as SIP shares for which it has received instructions.

Participants in Other Plans

      Participants in the Savings Incentive Plan of Med-Safe Systems, Inc., a wholly-owned subsidiary of BD (the “Med-Safe Plan”), may instruct the Med-Safe Plan's Trustee how to vote all shares of BD common stock allocated to their accounts, as well as a proportionate number of shares held in the Med-Safe Plan for which voting instructions are not received by the Med-Safe Plan's Trustee from other participants. The Med-Safe Plan's Trustee will vote shares for which it has not received instructions in the same proportion as those for which it has received instructions.

      The shares of BD common stock held by Wachovia Bank, N.A., as Trustee of both BD's Deferred Compensation Plan (“DCP”) and BD's 1996 Directors' Deferral Plan (“DDP”), and those held by Banque Internationale a Luxembourg (“BIL”) for BD's Global Share Investment Program (“GSIP”), may also be voted on all matters submitted to BD shareholders and carry one vote per share. Each director participating in DDP and each employee participating in DCP and, if so provided under the terms of the local country GSIP plan, in GSIP, may provide voting instructions for all shares of common stock allocated to that person's account, as well as a proportionate number of shares held in the relevant plan for which instructions are not received.

      Proxies representing shares of common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by EquiServe Trust Company, N.A. and any shares of common and preferred stock allocated to participants' accounts under the DDP, SIP, DCP, the Med-Safe Plan and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

Other Matters

      The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

OWNERSHIP OF BD STOCK

Securities Owned by Certain Beneficial Owners

      The following table sets forth as of September 30, 2004, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD's outstanding common stock. This information is as reported by such persons in their filings with the Securities and Exchange Commission (“SEC”). No changes in these holdings have come to BD's attention since September 30, 2004. BD is not aware of any other beneficial owner of more than 5% of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Barclays Global Investors NA 45 Fremont Street, 17th Floor San Francisco, CA 94105	26,826,607	(1)	10.7%
FMR Corporation 82 Devonshire Street Boston, MA 02109	12,959,372	(2)	5.2%
State Street Corporation 225 Franklin Street Boston, MA 02110	12,932,826	(3)	5.2%

(1)	Barclays Global Investors NA has shared investment power with respect to these shares and sole voting power with respect to 24,467,026 of these shares.
(2)	FMR Corporation has shared investment power with respect to these shares, and sole voting power with respect to 2,766,532 of these shares.
(3)	State Street Corporation has sole voting power and shared investment power with respect to these shares.

Securities Owned by Directors and Management

      The table on the following page sets forth as of December 6, 2004, information concerning the beneficial ownership of BD common stock by each director continuing to serve following the Annual Meeting, each nominee for director, the persons named in the Summary Compensation Table on page 24, and by all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days. The following table includes share units previously granted but undistributed under BD's Stock Award Plan and 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”) to executive officers and directors. While these units may not be voted or transferred, they have been included in the table below as they represent an economic interest in BD common stock.

COMMON STOCK

Name	Shares owned directly and indirectly(1)		Shares which may be acquired within 60 days(2)	Total Beneficial Ownership as Percentage of Class
Basil L. Anderson	685	(3)	0	*
Henry P. Becton, Jr.	336,325	(4)	6,853	*
Gary M. Cohen	79,125		281,909	*
John R. Considine	111,489	(5)	388,750	*
Edward F. DeGraan	3,116		0	*
Vincent A. Forlenza	70,396		230,167	*
William A. Kozy	79,899		316,882	*
Edward J. Ludwig	230,194	(5)	1,082,926	*
Gary A. Mecklenburg	0	(3)	0	*
James F. Orr	8,095		3,919	*
Willard J. Overlock, Jr.	12,210		6,853	*
James E. Perrella	32,669		6,583	*
Bertram L. Scott	3,135		695	*
Alfred Sommer	11,336		3,919	*
Margaretha af Ugglas	22,197		6,853	*
All Directors and Executive Officers as a group (17 persons), including those named above	1,044,069	(5)	2,455,513	1.6%

*	Represents less than 1% of the outstanding common stock.
(1)	Includes shares held directly and, with respect to executive officers, interests in BD common stock under the SIP and DCP, and with respect to directors, interests in BD common stock under the DDP. Also includes restricted stock units and/or performance units awarded to executive officers and directors under BD's equity-based compensation plans as follows:
Name	Number of Units
Henry P. Becton, Jr.	1,210
Gary M. Cohen	28,582
John R. Considine	37,936
Edward F. DeGraan	1,210
Vincent A. Forlenza	31,119
William A. Kozy	35,579
Edward J. Ludwig	104,100
James F. Orr	1,210
Willard J. Overlock, Jr.	1,210
James E. Perrella	1,210
Bertram L. Scott	1,210
Alfred Sommer	1,210
Margaretha af Ugglas	1,210
(2)	Consists of stock options available for exercise or which become available for exercise within 60 days.
(3)	Messrs. Anderson and Mr. Mecklenburg were elected to the Board of Directors on March 23, 2004 and November 23, 2004, respectively.
(4)	Includes 305,292 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power or held by a limited liability company owned by one of such trusts. Does not include 32,320 shares owned by Mr. Becton's spouse, 1,600 shares owned by a daughter, 108,440 shares held in trusts for the benefit of his children or 67,500 shares held in a charitable trust of which he is one of eight trustees, and as to each of which he disclaims beneficial ownership.
(5)	In addition to the share ownership indicated, the following named executives have elected, on a discretionary basis, to defer under BD's Deferred Compensation Plan (“DCP”) the following portions of their 2004 bonuses into a BD common stock account, which investment will be made under the DCP in January 2005: Mr. Ludwig—$420,000; and Mr. Considine—$60,000. At an estimated share price of $55, this investment would represent an aggregate additional ownership interest by BD's executive officers in 8,727 shares.

Equity Compensation Plan Information

      The following table provides certain information as of September 30, 2004 regarding BD's equity compensation plans.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	27,247,936	(2)	$31.13	9,086,374	(3)
Equity compensation plans not approved by security holders	1,717,967	(4)	$35.98	0	(5)

Total	28,965,903		$31.15	9,086,374

(1)	Shares issuable pursuant to outstanding awards of performance units and restricted stock units under the BD 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”) and Stock Award Plan, as well as shares issuable under BD's 1996 Directors' Deferral Plan, Deferred Compensation Plan and Global Share Incentive Plan (“GSIP”), are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.
(2)	Includes an aggregate 321,131 shares distributable under performance unit and restricted stock unit awards granted under the 2004 Plan and Stock Award Plan.
(3)	Includes 8,873,890 shares available for issuance under the 2004 Plan and 212,484 shares available for issuance under the 1994 Restricted Stock Plan for Non-Employee Directors.
(4)	Includes 103,900 shares issuable pursuant to outstanding options granted under BD's Non-Employee Directors 2000 Stock Option Plan. Also includes 157,670 shares issuable under BD's 1996 Directors' Deferral Plan, 178,447 shares issuable under BD's Deferred Compensation Plan, and 1,277,950 shares issuable under GSIP, based on participant account balances as of September 30, 2004.
(5)	Does not include shares issuable under the 1996 Directors' Deferral Plan, the Deferred Compensation Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

      The following sets forth information regarding the BD equity compensation plans that have not been approved by BD's shareholders.

      Non-Employee Directors 2000 Stock Option Plan. The Non-Employee Directors 2000 Stock Option Plan provided for the granting of non-qualified stock options at each annual meeting of BD shareholders to each non-employee director elected at or continuing to serve after such meeting. This plan was terminated with respect to future grants upon the approval of the 2004 Employee and Director Equity-Based Compensation Plan by BD's shareholders at the 2004 Annual Meeting.

      The options issued under this plan had a monetary value at the time of grant of $35,000 using a Black-Scholes ratio to calculate the value of the then most recent annual stock option grants to executive officers of BD. The exercise price of stock options granted under the plan was the fair market value of the BD common stock on the date of grant. Each option granted under the plan had a term of 10 years from its date of grant. The options vest over the same period as was provided for with respect to the then most recent annual stock option grants to BD's executive officers. In the event of a tender offer for more than 25% of the outstanding common stock, or a “change in control” of BD (as defined in the plan), all outstanding options under the plan become immediately vested and exercisable.

      1996 Directors' Deferral Plan. The 1996 Directors' Deferral Plan allows non-management directors to defer receipt of, in an unfunded cash account or an unfunded BD common stock account, all or part of their annual retainer and other fees. In the event a director elects to have fees deferred in a BD common stock account, the director's account is credited with a number of shares based on the prevailing market price of the BD common stock. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the common stock. Participants may elect to have amounts held in a cash account converted into a BD common stock account, or convert amounts in a BD common stock account into a cash account, subject to certain restrictions.

      The plan is not funded, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan. When such payments are due, the cash and/or common stock will be distributed from BD's general assets.

      Deferred Compensation Plan. The Deferred Compensation Plan allows employees, including executive officers, with a base salary of $100,000 or more, to defer receipt of salary and annual incentive awards, and shares issuable pursuant to stock unit awards, either in a BD common stock account or in cash accounts that mirror the gains and/or losses of a number of different investment funds. Under the plan, a participant may defer up to 75% of the participant's base salary and up to 100% of the participant's annual incentive award, until the date or dates specified by the participant. A participant may also defer receipt of up to 100% of the shares issuable under any stock units granted to the participant. A participant's BD common stock account is credited with shares based on the prevailing market price of the BD common stock. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the common stock. The plan is not funded, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan. When such payments are due, the cash and/or BD common stock will be distributed from BD's general assets.

      GSIP. BD maintains the GSIP for its non-U.S. employees in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. employees with a means of saving on a regular and long-term basis and acquiring a beneficial interest in BD. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of the participant's base pay through contributions to the participant's GSIP account, which contributions are immediately vested. Contributions to the GSIP are invested in shares of common stock. A participant may withdraw the vested portion of the participant's account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires BD's executive officers and directors to file initial reports of their ownership of BD's equity securities and reports of changes in such ownership with the SEC and the New York Stock Exchange (“NYSE”). Executive officers and directors are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from BD's executive officers and directors, BD believes that for the period from October 1, 2003 through September 30, 2004, all of its executive officers and directors were in compliance with the disclosure requirements of Section 16(a).

Proposal 1.

ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of Basil L. Anderson, Gary A. Mecklenburg, James E. Perrella and Alfred Sommer to serve for a term of three years until the 2008 Annual Meeting and until their successors have been duly elected and qualified. Mr. Anderson and Mr. Mecklenburg were recommended to the Board by executive search firms retained by the Corporate Governance and Nominating Committee. Dr. Harry N. Beaty and Frank A. Olson, each of whom has reached the mandatory retirement age under BD's Corporate Governance Principles, will retire as members of the Board effective at the Annual Meeting.

      All of the nominees for election have consented to being named in this proxy statement and to serve if elected. Presented below is biographical information for each of the nominees and directors continuing in office following the 2005 Annual Meeting.

NOMINEES FOR DIRECTOR

Term to Expire 2008

Basil L. Anderson, 59, was elected a director by the Board effective March 23, 2004. He has served as Vice Chairman of Staples, Inc., a supplier of office products, since 2001. Prior thereto, he was Executive Vice President—Finance and Chief Financial Officer of Campbell Soup Company. Mr. Anderson also is a director of Hasbro, Inc., Charles River Associates, Inc., Moody's Corporation and Staples, Inc.

Gary A. Mecklenburg, 58, was elected a director by the Board effective November 23, 2004. He has served as President and Chief Executive Officer of Northwestern Memorial HealthCare, the parent corporation of Northwestern Memorial Hospital, since 1986. Mr. Mecklenburg also served as President and Chief Executive Officer of Northwestern Memorial Hospital from 1985 to 2002. Mr. Mecklenburg also is a director of Northwestern Memorial HealthCare.

James E. Perrella, 69, has been a director since 1995. In 2000, he retired as Chairman of the Board of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. Mr. Perrella also served as President and Chief Executive Officer of Ingersoll-Rand. He also is a director of Bombardier Inc. and Arvin Meritor, Inc.

Alfred Sommer, M.D., M.H.S., 62, has been a director since 1998. He is Dean of The Johns Hopkins University Bloomberg School of Public Health, and Professor of Ophthalmology, Epidemiology and International Health. Dr. Sommer was founding Director of the Dana Center for Preventive Ophthalmology at Johns Hopkins, which focuses on clinical epidemiology and public health aspects of blindness prevention and child health. Dr. Sommer is also a director of T. Rowe Price Group, Inc.

CONTINUING DIRECTORS

Term to Expire 2007

Henry P. Becton, Jr., 61, has been a director since 1987. He is President of WGBH Educational Foundation, a producer and broadcaster of public television and radio programs and books and other educational materials. Prior thereto, he was President and General Manager of WGBH Educational Foundation. Mr. Becton is a director of Belo Corporation, various Scudder mutual funds and Public Radio International.

Edward F. DeGraan, 61, has been a director since 2003. He is Vice Chairman of The Gillette Company, a manufacturer of a wide variety of consumer products. Prior thereto, he served in various capacities as Executive Vice President with Gillette, and served as President and Chief Operating Officer from July 2000 until November 2003. Mr. DeGraan served as Acting Chief Executive Officer of Gillette from October 2000 to February 2001.

James F. Orr, 59, has been a director since 2000. Mr. Orr is the Chairman, President and Chief Executive Officer of Convergys Corporation, a provider of outsourced billing, employee care and customer management services. Mr. Orr also is a director of Ohio National Financial Services, Inc.

Margaretha af Ugglas, 65, has been a director since 1997. She is the former Minister of Foreign Affairs of Sweden. Ms. af Ugglas is a director of the Karolinska Institute, a leading Swedish medical research university, and of the Jarl Hjalmarson Foundation, an organization that focuses on European integration and cooperation.

Term to Expire 2006

Edward J. Ludwig, 53, has been a director since 1999. He was elected President of BD in May 1999 and became President and Chief Executive Officer in January 2000. Mr. Ludwig was elected to the additional role of Chairman effective February 2002. He is a director of Aetna Inc., the U.S. Fund for UNICEF, and a member of the Board of Trustees of The Johns Hopkins University.

Willard J. Overlock, Jr., 58, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where he served as a member of its management committee, and currently serves as a Senior Advisor to The Goldman Sachs Group, Inc. Mr. Overlock also is an advisor to the Parthenon Group and a trustee of Rockefeller University.

Bertram L. Scott, 53, has been a director since 2002. He is the President and Chief Executive Officer of TIAA-CREF Life Insurance Company and Executive Vice President of TIAA-CREF. Prior to joining TIAA-CREF in November 2000, Mr. Scott served as President and Chief Executive Officer of Horizon/Mercy, a joint Medicaid managed care program between Mercy Health Plan of Pennsylvania and Blue Cross/Blue Shield of New Jersey.

The Board of Directors recommends a vote FOR Proposal 1.

BOARD OF DIRECTORS

The Board and Committees of the Board

      BD is governed by a Board of Directors. The Board has established seven Committees consisting of the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Corporate Affairs Committee, the Corporate Governance and Nominating Committee, the Finance and Investment Committee and the Qualified Legal Compliance Committee. The Executive Committee and Qualified Legal Compliance Committee meet only as necessary. The Board has adopted a written charter for each of the Committees (other than the Executive Committee), copies of which are posted on BD's website at www.bd.com/investors/corporate_governance. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone 201-847-6800. A copy of the Audit Committee charter is attached as Appendix A to this proxy statement.

Committee Membership and Function

      Set forth below is the membership and a summary of the function of each of BD's key standing Committees.

AUDIT COMMITTEE

Function
•	Reviews BD's financial statements and accounting principles, the scope and results of the annual audit by the independent auditors, and BD's internal audit process, including BD's internal controls and accounting systems.
•	Retains and reviews the qualifications, independence and performance of BD's independent auditors.
Members:	James F. Orr—Chair Basil L. Anderson Harry N. Beaty Gary A. Mecklenburg Willard J. Overlock, Jr. Bertram L. Scott
The Board has determined that the members of the Committee meet the independence and financial literacy and expertise requirements of the NYSE. Mr. Anderson currently serves on the audit committees of three other public companies. The Board reviewed Mr. Anderson's obligations as a member of the other audit committees in accordance with NYSE rules and BD's Corporate Governance Principles, and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on BD's Audit Committee.
The Board has determined that Messrs. Anderson, Orr and Scott each qualify as an “audit committee financial expert” under the rules of the SEC.

COMPENSATION AND BENEFITS COMMITTEE

Function
•	Oversees BD's compensation and benefits policies generally, and approves the compensation of the Chief Executive Officer (which is also approved by the Board) and those members of the BD Leadership Team who report to the Chief Executive Officer, which includes all other executive officers.
•	Approves all employment and severance contracts of BD or any subsidiary with senior executives who are not also directors.
•	Serves as the granting and administrative committee for BD's equity compensation plans.
•	Oversees the administration of employee benefits and benefit plans for BD.
Members:	Frank A. Olson—Chair Henry P. Becton, Jr. Edward F. DeGraan Willard J. Overlock, Jr. James E. Perrella
The Board has determined that each member of the Committee meets the independence requirements of the NYSE.

CORPORATE AFFAIRS COMMITTEE

Function
•	Oversees BD's policies, practices and procedures as a responsible corporate citizen in the general areas of ethical conduct and legal compliance, including, without limitation, issues relating to communications, employment practices, community relations, environmental matters, customer relations and business practices and ethics.
Members:	Margaretha af Ugglas—Chair Henry P. Becton, Jr. Bertram L. Scott Alfred Sommer

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Function
•	Recommends candidates for election as directors to the Board.
•	Reviews and makes recommendations concerning the composition, organization, structure and function of the Board and its Committees, as well as the performance and compensation of directors.
•	Monitors and considers BD's corporate governance and Board practices and recommends matters for consideration by the Board.
•	Periodically reviews BD's shareholder rights plan.
Members:	Henry P. Becton, Jr.—Chair Harry N. Beaty Edward F. DeGraan Gary A. Mecklenburg James F. Orr Margaretha af Ugglas
The Board has determined that each member of the Committee meets the independence requirements of the NYSE.

FINANCE AND INVESTMENT COMMITTEE

Function
•	Reviews the financial affairs of BD, including BD's financial structure, dividend policy, share repurchase programs, financial plans and capital expenditure budgets.
•	Reviews and recommends appropriate Board action with respect to acquisitions and divestitures of assets meeting specified thresholds.
Members:	Willard J. Overlock, Jr.—Chair Basil L. Anderson Frank A. Olson James E. Perrella Alfred Sommer

Board, Committee and Annual Meeting Attendance

      The Board and its Committees held the following number of meetings during the fiscal year ended September 30, 2004:

Board	7
Audit Committee	11	*
Compensation and Benefits Committee	6
Corporate Affairs Committee	5
Corporate Governance and Nominating Committee	7
Finance and Investment Committee	6
Qualified Legal Compliance Committee	1

*	Including quarterly conference calls with management and BD's independent auditors to review BD's earnings releases and reports on Form 10-Q and Form 10-K prior to their filing.

      Each director attended at least 84% of the total number of the meetings of the Board and of the Committees on which he or she served during the year.

      Three of the eleven directors then in office, including the Lead Director, attended BD's 2004 Annual Meeting of Shareholders held on February 11, 2004. Since that time, the Board has adopted a new policy pursuant to which directors are expected to attend the Annual Meeting in the absence of a scheduling conflict or other valid reason.

Directors' Compensation

      Each non-management director receives an annual retainer of $55,500 for services as a director. An annual fee of $5,500 also is paid to each Committee chair.

      Additional directors' fees of $1,500 are paid to non-management directors for each half-day spent on Board-related activities outside of regularly scheduled Board meetings, in meetings of each Board committee in excess of an aggregate of five hours per year, or for time spent by a non-management director becoming familiar with BD's businesses or meeting with representatives or officers of BD.

      Directors may defer receipt of, in an unfunded cash account or an unfunded BD common stock account, all or part of their annual retainer and other fees pursuant to the provisions of the 1996 Directors' Deferral Plan. The number of shares credited to the accounts of directors is adjusted periodically to reflect deemed payment and reinvestment of dividends on the common stock.

      BD reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for BD.

      Each non-management director elected at, or continuing as a director after, each annual meeting of shareholders is granted (a) stock options to purchase shares of common stock at the fair market value of the common stock on the date of grant and (b) 1,200 restricted stock units in tandem with dividend equivalent rights. The options granted have a monetary value of $35,000 on the date of grant (based on the Black-Scholes option pricing model). The distribution of the shares of BD common stock issuable pursuant to restricted stock units will be deferred until a director's separation from the Board.

      Directors are eligible, on the same basis as employees, to participate in BD's Matching Gift Program, pursuant to which BD matches contributions up to an aggregate of $10,000 annually that are made by a director to qualifying nonprofit organizations.

      To the extent any director who is not a resident of the United States is subject to any U.S. or state tax as a result of compensation received for service as a director, BD will pay up to $5,000 towards the director's tax return preparation costs. BD also reimburses the director for any tax liability resulting from the payment of such costs. In fiscal 2004, BD paid $1,475 of tax preparation cost with respect to Margaretha af Ugglas.

Certain Relationships and Related Transactions

      Gary A. Mecklenburg, a member of the Board, is the President and Chief Executive Officer, and a member of the Board of Directors, of Northwestern Memorial HealthCare, the parent corporation of Northwestern Memorial Hospital. During BD's fiscal year 2004, BD's sales to Northwestern Memorial Hospital (both direct and through a distributor) were approximately $2.2 million, which represented less than 1⁄4% of Northwestern Memorial HealthCare's consolidated operating revenues.

      In addition to the foregoing disclosure that is required under SEC rules, BD has been a party to the following transactions with entities of which a member of the Board serves in an executive capacity.

      Basil L. Anderson, a member of the Board, is the Vice Chairman and a member of the Board of Directors of Staples, Inc. (“Staples”). In fiscal year 2004, BD purchased $1.7 million of office products from Staples pursuant to a contract that was competitively bid.

      Alfred Sommer, M.D., M.H.S., a member of the Board, is Dean of the Bloomberg School of Public Health (the “Bloomberg School”) at The Johns Hopkins University (“JHU”). In fiscal year 2004, BD sponsored several research arrangements with the Bloomberg School involving an aggregate of approximately $230,000. BD also has established a research collaboration with the Bloomberg School pursuant to which BD has agreed to provide up to $600,000 in funding over the next three fiscal years.

Directors' Share Ownership Guidelines

      Under the Board's formal share ownership guidelines, each non-management director is required to own shares of common stock valued at 50% of the amount obtained by multiplying the annual retainer fee by the number of years the director has served. Each non-management director currently owns shares in an amount sufficient to comply with these guidelines.

CORPORATE GOVERNANCE

Corporate Governance Principles

      BD first adopted its Corporate Governance Principles in November 2001. The Principles are reviewed by the Corporate Governance and Nominating Committee at least annually and any proposed additions or amendments are reviewed and submitted to the Board for its consideration. BD's Corporate Governance Principles are attached as Appendix B to this proxy statement and are posted on BD's website at www.bd.com/investors/corporate_governance. Printed copies of BD's Corporate Governance Principles may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800.

Director Independence

      Under the NYSE rules and BD's Corporate Governance Principles, a director is not independent if the director has a direct or indirect material relationship with BD. The Corporate Governance and Nominating Committee annually reviews the independence of all directors and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in Corporate Governance Principle No. 7. The Independence Guidelines set forth certain relationships that the Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director's independence. In the event a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board determine whether such relationship is material.

      The Board has determined that the following directors are independent under the Independence Guidelines: Basil L. Anderson, Henry P. Becton, Jr., Edward F. DeGraan, Gary A. Mecklenburg, James F. Orr, Willard J. Overlock, Jr., James E. Perrella, Bertram L. Scott and Margaretha af Ugglas. The Board also determined that each of Edward J. Ludwig and Alfred Sommer has a material relationship with BD, because, in the case of Mr. Ludwig, he is BD's President and Chief Executive Officer, and, in the case of Dr. Sommer, he is Dean of the Bloomberg School of Public Health at The John Hopkins University (“JHU”) and Mr. Ludwig currently serves as a member of the JHU Board of Trustees. Consequently, Messrs. Ludwig and Sommer are deemed by the Board not to be independent under the NYSE rules and BD's Corporate Governance Principles.

Executive Sessions

      During 2004, each of the following Committees met in executive session without members of management present, as follows: Audit (six times); Compensation and Benefits (six times); and Corporate Governance and Nominating (three times). Additionally, as required by BD's Corporate Governance Principles, BD's non-management directors met in executive session three times during fiscal 2004.

Lead Director

      BD's Corporate Governance Principles provide for the designation of an independent director to serve as Lead Director when the Chairman is not an independent director. The Lead Director presides over any executive session of the non-management directors and serves as a liaison between the non-management directors and the Chairman. The Lead Director also serves as a contact person to facilitate communications by BD's employees, shareholders and other constituents with the non-management directors. The Corporate Governance and Nominating Committee recommends the nominee for Lead Director to the full Board for approval. BD's Lead Director currently is Frank A. Olson, who is retiring from the Board effective at the Annual Meeting of Shareholders on February 1, 2005 in accordance with the Board's director retirement policy. The independent directors have designated Henry P. Becton, Jr. to succeed Mr. Olson as Lead Director effective at the Annual Meeting.

Communication with Directors

      Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Lead Director either by mail, addressed to BD Lead Director, c/o Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, or by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452

(available seven days a week, 24 hours a day). Callers from outside the U.S., Canada and Mexico should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number. The communications will be kept confidential and forwarded to the Lead Director. Communications received by the Lead Director are forwarded to the appropriate director(s) or to an individual non-management director. Such items as are unrelated to a director's duties and responsibilities as a Board member may be excluded by the Director of Corporate Security, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

Board Evaluation

      Each year the Board evaluates its performance and effectiveness. Each director completes a Board Evaluation Form developed by the Corporate Governance and Nominating Committee to solicit feedback on specific aspects of the Board's role, organization and meetings. The collective ratings and comments are then compiled by the Corporate Secretary and presented by the Chair of the Corporate Governance and Nominating Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops recommendations to enhance the Board's effectiveness over the next year. Additionally, each Board Committee conducts an annual self-evaluation of its performance through a Committee Evaluation Form based on its charter.

      The areas evaluated by the Board in the course of its evaluation are as follows:

A.	ROLE OF THE BOARD:
1.	The Board evaluates, questions, and approves management's corporate strategy and understands BD's strategic and operating plans.
2.	The Board understands the industries in which BD operates and the implications of competitive factors and current general economic and political trends to those businesses.
3.	The Board adequately monitors BD's performance with peer company financial performance and with industry and other relevant comparative data.
4.	The Board evaluates BD's research and development funding and performance and level of commitment.
5.	The Board evaluates BD's acquisition and divestiture strategy, and reviews management's activities in those areas.
6.	The Board reviews and adopts annual capital and operating budgets and monitors BD's performance against them during the year.
7.	The Board reviews the adequacy of existing accounting and financial controls and oversees ethical conduct and legal compliance by BD.
8.	BD keeps directors adequately informed of changes in applicable laws, rules and regulations, as well as current trends and best practices in corporate governance.
9.	The Board evaluates and reviews the performance of the Chief Executive Officer.
10.	The Board reviews senior management development and compensation and considers the correlation between compensation levels and BD's performance.
11.	The Board reviews succession plans for the Chief Executive Officer and senior management.
12.	The Board encourages and ensures open lines of communication between Board members and senior management.
13.	The Chairman and Chief Executive Officer adequately follows up on goals, expectations and concerns communicated by the Board.
14.	The Board adequately monitors BD's relations with its associates, including BD's compensation and benefits policies.
15.	The amount and nature of director compensation realistically reflects the responsibilities related to service on the Board and is sufficient to attract and maintain quality candidates possessing desired abilities and expertise.

16.	The stock ownership guidelines for directors and senior management are appropriate to align their interests with those of shareholders.
In some instances, the above functions are largely performed by a Committee of the Board.
B.	ORGANIZATION OF THE BOARD:
17.	The process for selecting directors is appropriate and effective.
18.	The process for selecting the Lead Director is appropriate.
19.	The diversity (age, gender, background) of the Board is appropriate.
20.	The Board has the appropriate mix of members, skills, experience and other characteristics to be effective.
21.	The Company's independent directors are independent-minded in dealing with BD issues.
22.	The existing frequency of rotation of committee memberships and chairs is appropriate.
23.	The Board seeks to optimally and appropriately utilize each Board member's experiences in terms of Committee appointments.
C.	MEETINGS OF THE BOARD:
24.	There are an adequate number of regularly scheduled Board meetings held during a year.
25.	There are an adequate number of non-management director meetings held during a year.
26.	Information is provided in a timely manner to Board members prior to Board meetings, and is sufficiently complete and clear to allow for adequate preparation and informed decision-making for the meetings.
27.	The time at Board meetings is utilized effectively, including sufficient time to consider Board agenda items.
28.	The reports and presentations to the Board are of high quality and are sufficient for effective evaluation of the performance of BD and its management.

Director Nomination Process

      The Corporate Governance and Nominating Committee reviews the skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for approval. It is the Committee's policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, shareholders and other external sources such as retained executive search firms. The Committee utilizes the same criteria for evaluating candidates irrespective of their source.

      The Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.
•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.
•	Candidates should possess a team-oriented ethic consistent with BD's Core Values, and who are committed to the interests of all shareholders as opposed to those of any particular constituency. BD's Core Values are:
– We do what is right
– We always seek to improve
– We accept personal responsibility
– We treat each other with respect

      When considering director candidates, the Committee will seek individuals with backgrounds and qualities that, when combined with those of BD's other directors, provide a blend of skills and experience that will further enhance the Board's effectiveness. The Committee has retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

      The Committee assesses the characteristics and performance of incumbent director nominees against the above criteria, and to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of the individual director evaluation process, the Committee reports its conclusions and recommendations for nominations to the Board.

      To recommend a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Business Conduct and Compliance Guide

      BD's ethics policies can be found in its Business Conduct and Compliance Guide (the “Guide”), which was first adopted by the Board in 1995. The Guide is a code of conduct and ethics applicable to all directors, officers and employees of BD, including its Chief Executive Officer and its Chief Financial Officer, Controller and other senior financial officers. The Guide sets forth BD policies and expectations on a number of topics, including without limitation, conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Guide also sets forth procedures for communicating and handling any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters.

      In 1995, BD instituted an Ethics Help Line number for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide, 7 days a week, 24 hours a day. Translation services are also available to associates. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential. All Help Line inquiries are forwarded to BD's Ethics Director for investigation. Any matters reported to the Ethics Director, through the Ethics Helpline or otherwise, involving accounting, internal control or audit matters, or any fraud involving management or persons who have a significant role in BD's internal controls, are reported to the Audit Committee.

      The Ethics Director leads the BD Ethics Office, a unit within BD that administers BD's ethics program. In addition to the Help Line, the ethics program provides for broad communication of BD's Core Values, associate education regarding the Guide and its requirements, and ethics training sessions.

      BD regularly reviews the Guide and proposed additions or amendments to the Guide are submitted to the Board for its consideration. The Guide is posted on BD's website at www.bd.com/investors/corporate_governance. Printed copies of the Guide may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 1-201-847-6800. Any waivers from any provisions of the Guide for executive officers and directors will be promptly disclosed to shareholders. In addition, any amendments to the Guide, as well as any waivers from certain provisions of the Guide relating to BD's Chief Executive Officer, Chief Financial Officer or Controller, will be posted at the above website address.

Annual Report of Charitable Contributions

      Pursuant to BD's Corporate Governance Principles, any charitable contributions, or pledges of charitable contributions, by BD in any given fiscal year in an aggregate amount of $50,000 or more to an entity for which a BD director or a member of his or her immediate family serves as a director, officer or employee, or as a member of such entity's fund-raising organization or committee, is subject to the prior consideration and approval of the Corporate Governance and Nominating Committee.

      The Corporate Governance and Nominating Committee of the Board is provided annually with a report by management of charitable contributions or pledges made by BD during the fiscal year in an amount of $10,000 or more, to any entity for which a BD director or executive officer, or a member of his or her immediate family, serves as a director, officer or employee, or as a member of such entity's fund-raising organization or committee. The report for fiscal 2004 is attached as Appendix C to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

November 22, 2004

      The Audit Committee reviews BD's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

      In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

      In addition, the Committee discussed with the independent auditors the auditors' independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

      The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of BD's internal controls, and the overall quality of BD's financial reporting.

      Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James F. Orr, Chair
Basil L. Anderson
Harry N. Beaty
Willard J. Overlock, Jr.
Bertram L. Scott

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
ON EXECUTIVE COMPENSATION

      The Compensation and Benefits Committee (the “Committee”) is composed exclusively of non-employee, independent directors. The Committee reviews the compensation program for the Chief Executive Officer and other members of senior management, including the executive officers listed on the Summary Compensation Table appearing on page 24 (the “named executives”), and determines and administers their compensation. In the case of the Chief Executive Officer, the compensation determination made by the Committee is also subject to approval by the entire Board. The Committee also oversees the administration of employee benefits and benefit plans for BD and its subsidiaries. The Committee has retained an independent consultant to assist the Committee in fulfilling its responsibilities.

Overview

      The Committee's philosophy is to provide a compensation package that attracts and retains executive talent and delivers higher rewards for superior performance and consequences for underperformance. It is also the Committee's practice to provide a balanced mix of cash and equity-based compensation that the Committee believes appropriate to align the short- and long-term interests of BD's executives with that of its shareholders and to encourage executives to act as equity owners of BD. Equity ownership is further emphasized through share retention and ownership guidelines established by the Committee, which are discussed later in this report.

      The Committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and the potential for long-term rewards under BD's long-term incentive program. It is the Committee's practice to provide incentives that promote both the short- and long-term financial objectives of BD. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term equity-based incentive grants encourage executives to focus on BD's long-term goals as well. These incentives are based on financial objectives of importance to BD, including revenue and earnings growth, return on invested capital, and creation of shareholder value. BD's compensation program also accounts for individual performance, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation. BD's compensation practices reflect the Committee's pay-for-performance philosophy, whereby a significant portion of executive compensation is at risk and tied to both individual and company performance.

      Prior to 2004, the long-term incentive component of BD's compensation program consisted solely of stock options. During fiscal 2004, the long-term incentive component was re-designed to include grants of performance-based stock awards and time-vested restricted stock units, along with stock options or stock appreciation rights. These changes reflect the Committee's philosophy that long-term incentive compensation serves three purposes: to align the interests of executives with those of BD's shareholders (through stock options or stock appreciation rights), promote BD's long-term performance goals (through performance-based awards), and further executive retention (through time-vested restricted stock units).

      The Committee compares BD's senior management compensation levels with those of a group of fourteen companies (the “Compensation Comparison Group”). The Compensation Comparison Group is comprised of eight companies that are included in the “Performance Peer Group” used for the Performance Graph on page 30 (compensation information regarding the remaining companies, Bausch & Lomb Inc. and Stryker Corporation, is not publicly available), as well as the following additional companies with which BD competes for talent: Alcon Inc; Allergan, Inc.; Apogent Technologies Inc.; C.R. Bard Inc.; PerkinElmer Inc; and Roche Diagnostics.

      The Committee periodically reviews the effectiveness and competitiveness of BD's executive compensation structure with the assistance of its independent consultant. This consultant is engaged by, and reports directly to, the Committee.

      The key elements of executive compensation are base salary, annual performance incentive awards, and long-term equity-based incentive grants. It is the Committee's practice to target each of these elements to deliver compensation to each executive and all executives as a group at approximately the 50th percentile of the Compensation Comparison Group companies. In so doing, the Committee considers compensation data ranging between the 50th and 75th percentiles for that group. The Committee also considers the total value of the annual compensation for each executive and all executives as a group. A table showing the value of total annual compensation provided to the named executive officers is set forth below under “Value of Total Compensation.”

Elements of Executive Compensation

Base Salary

      The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management, with its determination with respect to the Chief Executive Officer being subject to approval by the entire Board. In each case, the Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.

Performance-Based Annual Incentive Awards

      Annual performance incentives are tied to BD's overall performance, as well as the performance of each executive and of his or her area of responsibility or business unit. For fiscal 2004, the Committee set an earnings per share target. In addition, management sets certain financial and operational objectives for each business unit, region/country and function that are designed to promote key company initiatives.

      Incentive award payments are made from a pool that is funded based on BD's performance levels, ranging from 80% (threshold) to 110% (maximum) of the performance target(s) pre-established by the Committee, as follows.

Performance Level	Funding Level

Below 80% of target	No funding
At 80% of target	50% of funding
Every 1% increase between 80% and 100% of target	An additional 2.5% of funding
Every 1% increase above 100% of target	An additional 5% of funding (to a maximum of 150%)

      The Committee relies heavily, but not exclusively, on the criteria mentioned. The Committee does not use any fixed formula in determining incentive awards. Instead it exercises discretion in light of these measures and in view of its compensation objectives to determine overall funding and individual incentive award amounts.

      For fiscal 2004, BD achieved 102.1% of its annual incentive target, which generated a funding level of 111%.

Long-Term Incentive Awards

      Long term-term incentive awards for each member of senior management consist of a grant comprised of three components: stock options, performance-based stock units and time-vested restricted stock units (the latter being referred to as “career shares”). In consultation with the independent consultants, the Committee first determines the value of the award to be granted to each recipient. Then, using valuation methodologies determined by the Committee in consultation with its independent consultant, the award is allocated among its components, with stock options and performance units generally targeted to deliver approximately 40% each of the total long-term incentive value, and career shares generally targeted to deliver the remaining 20%.

•	Stock Options. Options vest over a four-year period, with 25% becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of the BD common stock on the date of grant, and option re-pricing is expressly prohibited by the terms of BD's equity compensation plan. Certain senior executives, including the named executives, are required to hold 25% of the net, after-tax gain received upon exercise in shares of BD common stock. This requirement is in addition to the share retention and ownership guidelines discussed later in this report.

•	Performance Units. Performance-based stock units vest after three years, and are tied to BD's performance against pre-established targets, including its compound growth rate of consolidated revenues and average return on invested capital, over a three-year performance period. Under BD's long-term incentive program, the actual payout under these awards may vary from zero to 250% of an executive's target payout, based on BD's actual performance over the three-year performance period. These awards are granted in tandem with dividend equivalent rights.

•	Career Shares. Payment of career shares is deferred until one year following the executive's retirement or upon the happening of other events, such as an involuntary termination without cause. These awards are granted in tandem with dividend equivalent rights. Executives are subject to a non-compete covenant during this one-year period, and the career shares may be forfeited in the event of a breach of that covenant.

      The performance units and career shares in fiscal 2004 were granted under the BD Stock Award Plan, and in fiscal 2005, under the BD 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”), which was approved by shareholders in February 2004. See “Long-Term Incentive Plan—Performance Unit Awards in Fiscal 2004” and “Long-Term Incentive Plan—Performance Unit Awards in Fiscal 2005.” With the approval of the 2004 Plan, the Committee also broadened the scope of BD's long-term incentive program to include similar equity grants to a larger group of BD associates.

Deferred Compensation Plan

      BD maintains a Deferred Compensation Plan (“DCP”) that allows certain associates, including the named executive officers, to defer receipt of their salary and/or annual incentive payments into BD common stock or in cash accounts that mirror the gains and/or losses of several different investment funds selected by BD. Participants may defer up to 75% of salary and 100% of annual incentive awards until the date(s) they have specified. In 2004, the DCP was amended to allow associates to defer receipt of up to 100% of the shares issuable under any stock unit awards granted under the long-term incentive program.

      BD is not required to make any contributions to the DCP, other than to the extent a participant in both the DCP and BD's 401(k) Savings Incentive Plan (“SIP”) would receive a lower matching contribution from BD under the SIP as a result of salary deferral under the DCP.

      The DCP is not funded by BD, and participants have an unsecured contractual commitment by BD to pay the amounts due under the DCP. When such payments are due, the cash and/or stock will be distributed from BD's general assets.

Compensation of the Chief Executive Officer

      The non-employee directors meet each year in executive session to evaluate the performance of the Chief Executive Officer, the results of which are used to determine his compensation.

      In November 2004, the Committee approved a 4.8% salary increase for Mr. Ludwig from $945,000 to $990,000, effective January 1, 2005.

      The Committee also awarded Mr. Ludwig a $1,200,000 annual incentive payment for fiscal 2004, or 116.8% of the target award. The Committee's decision on Mr. Ludwig's annual incentive payment was based on BD's overall financial performance, as well as Mr. Ludwig's leadership in advancing BD's three strategies of increasing profitable revenue growth through innovation, improving operating effectiveness and strengthening BD's organizational capabilities. In particular, the Committee focused on BD's reported 11% revenue growth and 18% pro forma earnings per share growth for the year, as well as the status of BD's future growth initiatives, BD's cash flows and overall balance sheet strength, improvements in BD's gross profit margin over the prior year, appointments made for key positions at BD and the further development of BD's internal leadership development programs.

      During fiscal 2004, the Committee also approved a long-term incentive award to Mr. Ludwig consisting of an option grant for 98,961 shares, and an award under BD's Stock Award Plan consisting of 13,835 career shares and performance units having a target payout of 41,504 shares. The Committee determined the amount of this award after reviewing competitive market data and Mr. Ludwig's individual performance.

      The Committee also reviewed perquisites and other compensation paid to Mr. Ludwig for fiscal 2004, and found these amounts to be reasonable.

Value of Total Compensation

      Set forth below is a summary of the dollar values of the total annual compensation provided to each of the named executive officers:

	Cash Compensation			Fiscal 2005 Long-term Incentive Awards(1)
	Salary Paid in Fiscal 2004	Annual Incentive for Fiscal 2004	Other(2)	Stock Options(3)	Performance Units(4)	Career Shares(5)	Total
Edward J. Ludwig Chairman, President and Chief Executive Officer	$933,689	$1,200,000	$108,838	$1,289,020	$1,307,479	$803,985	$5,643,011
Gary M. Cohen President-BD Medical	472,481	345,000	11,730	390,996	396,622	243,854	1,860,683
John R. Considine Executive Vice President and Chief Financial Officer	574,973	480,000	9,777	515,615	522,970	321,594	2,424,929
Vincent A. Forlenza President-BD Biosciences	436,230	330,000	15,070	386,711	392,228	241,196	1,801,435
William A. Kozy President-BD Diagnostics	428,716	330,000	11,730	386,711	392,228	241,196	1,790,581

(1)	The long-term incentive awards shown were granted by the Committee on November 23, 2004 in light of fiscal 2004 performance.
(2)	The “Other” column is the total of the amounts shown in the “Other Annual Compensation” and “All Other Compensation” columns of the Summary Compensation Table on page 24.
(3)	Amounts shown are grant date values from the table captioned “Option/Career Share Grants in Fiscal Year 2005” on page 27.
(4)	Amounts shown are from the target column of the table captioned “Long Term Incentive Plan—Performance Unit Awards in Fiscal Year 2005” on page 27.
(5)	Amounts shown are from the table captioned “Option/Career Share Grants in Fiscal Year 2005” on page 27.

      The above table does not reflect any increase in pension benefits that may accrue to the named executive officers as a result of these compensation actions, or any compensation income resulting from the exercise or changes in valuation of previous stock option grants or other equity-based compensation. In addition, the actual value ultimately realized by the named executives under the equity-based compensation awards set forth above will vary based on, among other things, BD's operating performance and fluctuations in the BD stock price.

Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

      The Committee considers the anticipated tax treatment to BD and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee's control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code.

      In order to allow annual incentive payments to be fully deductible under Section 162(m) of the Code, BD is seeking shareholder approval of the BD Performance Incentive Plan at the Annual Meeting. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of BD and its shareholders.

Executive Share Retention Guidelines

      The Committee believes that senior management should have a significant equity interest in BD. In order to promote equity ownership and further align the interests of management with BD's shareholders, the Committee has adopted share retention and ownership guidelines for senior management. Under these guidelines, certain executives are expected to retain 75% of the net after-tax gain or the net after-tax shares realized under equity-based compensation awards granted after the adoption of the guidelines, until they achieve and continue to maintain a significant ownership position, expressed as a multiple of salary as follows:

President and Chief Executive Officer	5 times salary
Other BD Leadership Team Members (18 persons)	3 times salary
Other Senior Executives (4 persons)	1 times salary

      The Committee periodically reviews share ownership levels of those persons subject to these guidelines. Stock options, including vested options, as well as unvested performance units, are not included in determining whether an executive has achieved the ownership levels set forth above. Each of the named executive officers has achieved shareholdings in excess of the applicable multiple set forth above.

COMPENSATION AND BENEFITS COMMITTEE

Frank A. Olson, Chair
Henry P. Becton, Jr.
Edward F. DeGraan
Willard J. Overlock, Jr.
James E. Perrella

COMPENSATION OF NAMED EXECUTIVES

      The following tables set forth information regarding the compensation of BD's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer (collectively, the “named executives”).

General

      The following table shows, for the fiscal years ended September 30, 2004, 2003 and 2002, respectively, compensation provided by BD to each of the named executives in all capacities in which they served.

SUMMARY COMPENSATION TABLE

	Annual Compensation Awards					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(1)	Other Annual Compensation(2)		Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs(#)	All Other Compensation(4)
Edward J. Ludwig	2004	$933,689	$1,200,000	$102,688	(5)	$537,766	98,961	$6,150
Chairman, President and	2003	887,397	800,000	1,457	(6)	0	220,000	6,000
Chief Executive Officer	2002	850,000	750,000	4,960	(6)	0	300,000	87,456
Gary M. Cohen	2004	472,481	345,000	5,580	(6)	163,021	30,000	6,150
President—BD Medical	2003	456,455	325,000	5,580	(6)	0	65,000	6,000
	2002	440,000	310,000	5,580	(6)	0	85,000	37,396
John R. Considine	2004	574,973	480,000	3,627	(6)	217,361	40,000	6,150
Executive Vice President	2003	553,699	430,000	2,181	(6)	0	90,000	6,000
and Chief Financial Officer	2002	535,000	410,000	0		0	125,000	6,411
Vincent A. Forlenza	2004	436,230	330,000	8,920	(7)	141,292	26,000	6,150
President—BD Biosciences	2003	405,274	290,000	5,580	(6)	0	45,000	6,000
	2002	385,000	245,000	5,580	(6)	0	65,000	27,429
William A. Kozy	2004	428,716	330,000	5,580	(6)	141,292	26,000	6,150
President—BD Diagnostics	2003	404,959	290,000	5,580	(6)	0	45,000	6,000
	2002	378,164	245,000	5,580	(6)	0	65,000	51,647

(1)	Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Salaries reflect three months of salary at one calendar year salary rate and nine months at the following calendar year salary rate. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive. During the fiscal years covered by the above table, the following named executives elected to defer, on a discretionary basis, the following amounts of salary and bonus into a BD common stock account under the Deferred Compensation Plan:
	2004		2003		2002
	Bonus	Salary	Bonus	Salary	Bonus	Salary
Edward J. Ludwig	$420,000	$100,137	$280,000	$93,192	$300,000	$74,539
John R. Considine	60,000	71,798	215,000	69,135	205,000	84,832
Gary M. Cohen	—	16,689	65,000	—	—	—

(2)	Amounts shown represent perquisites provided to the named executives valued at their incremental cost to BD, which has been calculated for these purposes based on BD's out-of-pocket expenditures net of federal and state tax benefits (38% in the aggregate).
(3)	Amounts shown reflect grants of restricted stock units (“career shares”) to the named executives in November 2003 under the BD Stock Award Plan, as follows: Edward J. Ludwig, 13,835; Gary M. Cohen, 4,194; John R. Considine, 5,592; Vincent A. Forlenza, 3,635; William A. Kozy, 3,635.
The dollar value of the grants reflected in the Summary Compensation Table is calculated by multiplying the total number of shares subject to the career share grants by $38.87, the closing price of BD common stock on the date of grant. These dollar values do not reflect any adjustments for risk of forfeiture or restrictions on transferability, or for the fact that no dividends will be paid or accrue on the shares subject to these awards prior to their distribution.
Each career share represents the right to receive one share of BD common stock upon vesting. The career shares are distributable ratably over a five-year period after retirement or other events, such as involuntary termination without cause. The career shares vest upon a change in control, as defined in the Stock Award Plan. The career shares were issued in conjunction with grants of performance units, which are described in the table captioned “Long-Term Incentive Plan—Performance Unit Awards in Fiscal Year 2004” on page 26.
The table below lists the undistributed portions of all stock awards previously granted to the named executives under the Stock Award Plan as of September 30, 2004. Market values are determined by multiplying the number of undistributed shares by $51.70, the September 30, 2004 closing price for BD common stock. No discount has been taken to reflect (1) risk of forfeiture or restrictions on transferability, or (2) the fact that undistributed shares are not dividend-bearing.

Name	Number of Undistributed Shares	Market Value of Undistributed Shares Held
Edward J. Ludwig	65,179	$3,369,754
Gary M. Cohen	16,766	866,802
John R. Considine	22,368	1,156,426
Vincent A. Forlenza	19,443	1,005,203
William A. Kozy	23,899	1,235,578

(4)	Amounts shown represent (i) BD's matching contributions to BD's Savings Incentive Plan (“SIP”), a qualified defined contribution plan available to U.S. employees at all levels, and (ii) the dollar value of split-dollar life insurance policies that had been provided for the named executives up until July 2002.
During fiscal 2004, BD made contributions to SIP of $6,150 for each of the named executives. These amounts represent BD matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans.
(5)	Includes Mr. Ludwig's personal use of corporate aircraft ($97,108) and financial planning services provided to Mr. Ludwig on behalf of BD ($5,580) in fiscal 2004. Pursuant to a policy adopted by the Board, Mr. Ludwig is required to use corporate aircraft for his personal as well as his business travel. The financial services were provided to Mr. Ludwig pursuant to a program whereby BD provides such services to certain executives, including the other named executive officers.
(6)	Amounts shown represent financial planning services provided to the named executive officers on behalf of BD.
(7)	Includes the value of financial planning services provided to Mr. Forlenza on behalf of BD ($5,580) and reimbursement to Mr. Forlenza for the payment of certain California state tax liabilities ($3,340). For additional discussion, see “Additional Compensation Arrangements” on page 29.

INFORMATION REGARDING LONG-TERM INCENTIVE COMPENSATION
FOR FISCAL YEAR 2004

Stock Option Grants

      Set forth below is information regarding stock option grants made to the named executives in fiscal 2004.

OPTION/SAR GRANTS IN FISCAL YEAR 2004

Name	Number of Securities Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value of Option Grants(2)

Edward J. Ludwig	98,961	2.07%	$38.78	11/24/13	$1,311,233
Gary M. Cohen	30,000	.63%	38.78	11/24/13	397,500
John R. Considine	40,000	.84%	38.78	11/24/13	530,000
Vincent A. Forlenza	26,000	.54%	38.78	11/24/13	344,500
William A. Kozy	26,000	.54%	38.78	11/24/13	344,500

TOTAL	220,961	4.62%	$38.78	11/24/13	$2,927,733
All Employees	4,770,511	100%	Various	Various	$63,209,271

(1)	These grants are for a ten-year term, and become exercisable in four equal annual installments beginning one year from the grant date. The option grants to the named executives were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the BD common stock or a change in control of BD, each as defined in BD's stock option plans. The named executives are required to hold 75% of the net, after-tax gain received upon exercise of the above options in shares of BD stock for a period of one year following exercise. The options become fully vested upon a change in control of BD.
(2)	The estimated value of the stock options has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and is consistent with the assumptions BD used for Statement of Financial Accounting Standards (“SFAS”) 123 reporting during fiscal year 2004. The estimated value has been determined by application of the Black-Scholes option-pricing model, based upon the terms of the option grant and BD's stock price performance history as of the date of the grant. The key assumptions are as follows: dividend yield: 1.16%; volatility: 32.5%; risk-free rate of return: 3.85%; and expected exercise period: 6 years. The above estimates do not reflect any adjustments for risk of forfeiture or restrictions on transferability. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy.

Performance Unit Grants

      The following table contains information relating to performance unit grants made to the named executives in fiscal 2004.

LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARDS IN FISCAL YEAR 2004

			Estimated Future Payouts(1)
Name	Number of Units	Performance Period Until Payout	Threshold	Target	Maximum(2)
Edward J. Ludwig	41,504	(3)	$0	$1,613,260	$4,033,151
Gary M. Cohen	12,582	(3)	0	489,062	1,222,656
John R. Considine	16,776	(3)	0	652,083	1,630,985
Vincent A. Forlenza	10,904	(3)	0	423,838	1,059,596
William A. Kozy	10,904	(3)	0	423,838	1,059,596

(1)	Actual payout is based on BD's performance against the pre-established performance targets, which are tied to BD's revenue growth and average return on invested capital over a three-year period covering BD's 2004, 2005 and 2006 fiscal years. The actual number of shares issuable may range from zero to 250% of the number of units granted. The above amounts have been calculated by multiplying the number of shares issuable by $38.87, the closing price of the BD common stock on the grant date. The awards vest on the third anniversary of the grant date. The awards also become fully vested at the target payout amount in the event of a change in control of BD, as defined under the Stock Award Plan.
(2)	In accordance with the terms of the Stock Award Plan, 25% of any shares issued in excess of the grantee's target amount will be treated as career shares and will be distributable only following retirement, involuntary separation or discharge other than for cause.
(3)	60% of the shares issuable under a performance unit award will be distributed on the third anniversary of the grant, and the remaining 40% will be distributed in two equal annual installments beginning on the fourth anniversary of the grant. The Compensation and Benefits Committee of the Board also has the authority to defer the distribution of any shares otherwise issuable under a grant, to the extent the tax deduction for those shares would be limited under the Section 162(m) of the Internal Revenue Code. No dividends will be paid or accrue on the performance units with respect to periods prior to their distribution.

INFORMATION REGARDING LONG-TERM INCENTIVE COMPENSATION
FOR FISCAL YEAR 2005

      Set forth below is information regarding the long-term incentive compensation grants provided to the named executives in November 2004 for fiscal year 2005. These grants were made under the 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”) and, therefore, the terms of the performance unit and career share awards vary slightly from the awards granted in fiscal year 2004.

Stock Option and Career Share Grants

OPTION/CAREER SHARE GRANTS
IN FISCAL YEAR 2005

Name	Number of Securities Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to Employees to Date in Fiscal Year	Grant Date Present Value of Option Grants(2)	Number of Career Shares	Grant Date Value of Career Shares(3)
Edward J. Ludwig	76,409	4.28%	$1,289,020	14,820	$803,985
Gary M. Cohen	23,177	1.30%	390,996	4,495	243,854
John R. Considine	30,564	1.71%	515,615	5,928	321,594
Vincent A. Forlenza	22,923	1.28%	386,711	4,446	241,196
William A. Kozy	22,923	1.28%	386,711	4,446	241,196

TOTAL	175,996	9.85%	$2,969,053	34,135	$1,851,825
All Employees	1,787,115	100%	$30,148,630	58,441	$3,170,424

(1)	These grants are for a ten-year term, and become exercisable in four equal annual installments beginning one year from the date of grant at an exercise price of $54.41. The named executives are required to hold 75% of the net, after-tax gain received upon exercise of the above options in shares of BD stock for a period of one year following exercise. The options become fully vested upon a change in control of BD, as defined in the 2004 Plan.
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(2)	The estimated value of the stock options granted in November 2004 has been determined by application of the Black-Scholes option-pricing model, based upon the terms of the option grant and BD's stock price performance history as of the date of the grant. The key assumptions are as follows: dividend yield: 1.19%; volatility: 29.0%; risk-free rate of return: 3.76%; and expected exercise period: 6 years. No adjustments were made for risk of forfeiture or restrictions on transferability. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy. BD expects to value option grants using the binomial valuation method for SFAS 123 reporting beginning in the first quarter of fiscal year 2005.
(3)	The dollar value of the career shares reflected in the above table is calculated by multiplying the number of career shares awarded by $54.25, the closing price of the BD common stock on the date of grant. The career shares will become fully vested and be distributed one year following retirement or upon the happening of other events, such as an involuntary termination without cause. The career shares are issued in tandem with dividend equivalent rights. The dollar values reflected in the above table do not reflect any adjustments for risk of forfeiture or restrictions on transferability, or for the value of the tandem dividend equivalent rights.

Performance Unit Grants

      The following table contains information relating to performance unit grants made to the named executives in fiscal 2005.

LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARDS IN FISCAL YEAR 2005

			Estimated Future Payouts(1)
Name	Number of Units	Performance Period Until Payout	Threshold	Target	Maximum(2)
Edward J. Ludwig	24,101	3 years	$0	$1,307,479	$3,268,698
Gary M. Cohen	7,311	3 years	0	396,622	991,554
John R. Considine	9,640	3 years	0	522,970	1,307,425
Vincent A. Forlenza	7,230	3 years	0	392,228	980,569
William A. Kozy	7,230	3 years	0	392,228	980,569

(1)	Actual payout is based on BD's performance against the pre-established performance targets, which are tied to net income, revenue growth and average return on invested capital over a three-year period covering BD's 2005, 2006 and 2007 fiscal years. The actual number of shares issuable may range from zero to 250% of the number of units granted. The awards vest on the third anniversary of the grant date. The awards will also become fully vested at the target payout amount in the event of a change in control of BD, as defined in the 2004 Plan. The above amounts have been calculated by multiplying the number of shares issuable by $54.25, the closing price of the BD common stock on the grant date.
(2)	The performance units are issued in tandem with dividend equivalent rights. Maximum payout amounts do not reflect the shares that may be issued pursuant to these rights.

STOCK OPTION EXERCISES DURING FISCAL YEAR 2004

      The following table contains information relating to the exercise of stock options by the named executives in fiscal 2004, as well as the number and value of their unexercised options as of September 30, 2004.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2004 AND
FISCAL YEAR-END OPTION/SAR VALUES

	Shares Acquired on Exercise	Value Realized (Market Value Less Exercise Price)	Number of Securities Underlying Unexcercised Options/SARs at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End Exercisable/Unexercisable(1)(2)
Edward J. Ludwig (3)	238,542	$7,799,725	989,186/413,961	$22,146,593/7,742,721
Gary M. Cohen	103,156	2,942,646	345,882/121,250	7,689,497/2,262,538
John R. Considine	0	0	475,000/170,000	10,651,660/3,183,050
Vincent A. Forlenza	84,428	3,001,093	298,705/ 92,250	6,753,255/1,693,088
William A. Kozy	54,988	2,816,025	330,494/ 92,250	7,989,603/1,693,088

(1)	All option grants to the named executives are for a ten-year term. Options issued after November 2001 become exercisable over a four-year period (with 25% becoming vested on each anniversary of the date of grant). Options issued after 1996 and prior to November 2001 became exercisable 50% two years from the date of grant and 100% three years from the date of grant. All options issued to the named executives prior to 1997 were exercisable immediately. The above option grants were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the common stock or a change in control of BD, as defined under BD's stock option plans.
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(footnotes continued from previous page)
(2)	The value of unexercised options represents the difference between the closing price of the common stock on September 30, 2004 ($51.70) and the exercise price of each unexercised in-the-money option held by the named executives.
(3)	A portion (60,000 shares) of the options exercised by Mr. Ludwig were exercised pursuant to a pre-established trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934. Mr. Ludwig's adoption of this plan was announced in a Current Report on Form 8-K dated May 27, 2004.

OTHER COMPENSATION

Retirement Plan

      BD's Retirement Plan is a non-contributory defined benefit plan that provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions and bonuses (“Covered Compensation”)) for the five consecutive calendar years that produce the highest average Covered Compensation. The Retirement Plan is integrated with Social Security.

      The Internal Revenue Code (the “Code”) limits the maximum annual benefit that may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under BD's Retirement Benefit Restoration Plan, BD will make supplemental, unfunded payments to offset any reductions in benefits that may result from such limitations. BD's obligations to pay retirement benefits under the Restoration Plan are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of BD (as defined in the trust agreement).

      The following table shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

ESTIMATED ANNUAL RETIREMENT BENEFITS

	Years of Credited Service
Maximum Average Compensation	10	15	20	25	30	35	40

$700,000	$102,800	$154,200	$205,600	$257,000	$308,400	$359,800	$411,200
800,000	117,800	176,700	235,600	294,500	353,400	412,300	471,200
900,000	132,800	199,200	265,600	332,000	398,400	464,800	531,200
1,000,000	147,800	221,700	295,600	369,500	443,400	517,300	591,200
1,100,000	162,800	244,200	325,600	407,000	488,400	569,800	651,200
1,200,000	177,800	266,700	355,600	444,500	533,400	622,300	711,200
1,300,000	192,800	289,200	385,600	482,000	578,400	674,800	771,200
1,400,000	207,800	311,700	415,600	519,500	623,400	727,300	831,200
1,500,000	222,800	334,200	445,600	557,000	668,400	779,800	891,200
1,600,000	237,800	356,700	475,600	594,500	713,400	832,300	951,200
1,700,000	252,800	379,200	505,600	632,000	758,400	884,800	1,011,200
1,800,000	267,800	401,700	535,600	669,500	803,400	937,300	1,071,200
1,900,000	282,800	424,200	565,600	707,000	848,400	989,800	1,131,200
2,000,000	297,800	446,700	595,600	744,500	893,400	1,042,300	1,191,200
2,100,000	312,800	469,200	625,600	782,000	938,400	1,094,800	1,251,200
2,200,000	327,800	491,700	655,600	819,500	983,400	1,147,300	1,311,200
2,300,000	342,800	514,200	685,600	857,000	1,028,400	1,199,800	1,371,200
2,400,000	357,800	536,700	715,600	894,500	1,073,400	1,252,300	1,431,200
2,500,000	372,800	559,200	745,600	932,000	1,118,400	1,304,800	1,491,200
2,600,000	387,800	581,700	775,600	969,500	1,163,400	1,357,300	1,551,200

      Covered Compensation includes salary and bonus for each named executive as set forth in the Summary Compensation Table on page 24. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

      Listed below are the years of credited service and Covered Compensation for the named executives for the calendar year ending December 31, 2004:

Name	Years of Credited Service	Covered Compensation
Edward J. Ludwig	25	2,144,481
John R. Considine	5	1,059,769
Gary M. Cohen	21	820,839
Vincent A. Forlenza	24	769,827
William A. Kozy	30	764,712

      In addition, Mr. Considine has an agreement with BD under which he is entitled to receive an annual supplemental pension benefit of $86,900 in the event his employment is terminated before age 55. In the event Mr. Considine remains with BD beyond his 55th birthday, he will be entitled to receive an actuarially increased annual supplemental pension benefit. In addition, under a separate agreement, if Mr. Considine's employment is terminated prior to age 55 other than for cause or as a result of a voluntary termination, he will be entitled to participate in BD's retiree medical plan upon the attainment of age 55. If Mr. Considine remains employed by BD beyond his 55th birthday, he will be entitled to participate in the retiree medical plan following termination of his employment for any reason.

Additional Compensation Arrangements

      Messrs. Ludwig, Cohen, Considine, Forlenza and Kozy have agreements with BD that provide for the continued employment of those executives for a period of three years following a change of control of BD. In the event of a termination by BD other than for cause, or by any of these executives for good reason, at any time during the three years following a change in control of BD, the named executive would receive a payment equal to three times the executive's annual compensation (salary and bonus), and certain of his fringe benefits (reduced to the extent provided by any subsequent employer) would be continued for not less than three years. In addition, in the event of termination by BD other than for cause, or by the named executive for good reason, within three years following a change in control, the named executive would be entitled to receive the actuarial equivalent of the additional pension benefits that the named executive would have earned had he remained an employee for an additional three years following termination. The terms “cause,” “good reason” and “change in control” are defined in the agreements. If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code, BD would reimburse the named executive in an amount such that the named executive would retain the same amount, net of all taxes, that he would have retained had the excise tax not been in effect.

      BD has entered into similar agreements with 23 other BD employees (including BD's other executive officers), providing for the payment of one to three times the employees' annual compensation upon the events described above.

      As President—BD Biosciences, Mr. Forlenza spends a certain amount of time in California. As a result, a portion of Mr. Forlenza's income is treated as being earned in California for California state tax purposes. BD has agreed to reimburse Mr. Forlenza for any incremental state tax liability incurred by him as a result of Mr. Forlenza being subject to California taxation.

      All employees of BD, including the named executives, are eligible to participate in BD's Matching Gift Program, pursuant to which BD matches contributions up to an aggregate of $10,000 annually that are made to qualifying nonprofit organizations.

PERFORMANCE COMPARISON

      The graph below presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 2004 for BD, the S&P 500 Index, and for a peer group of companies, selected on a line-of-business basis (the “Performance Peer Group”).

      The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. BD's cumulative shareholder return is based on an investment of $100 on September 30, 1999 and is compared to the cumulative total return of the S&P 500 Index and the weighted average performance of the Performance Peer Group over the same period with a like amount invested.

      The companies composing the Performance Peer Group are Abbott Laboratories, Bausch & Lomb Inc., Baxter International Inc., Beckman Coulter, Inc., Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic, Inc., St. Jude Medical, Inc. and Stryker Corporation.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG BECTON, DICKINSON AND COMPANY, THE S&P 500 INDEX
AND THE PERFORMANCE PEER GROUP

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BECTON DICKINSON AND COMPANY

PERFORMANCE PEER GROUP

S&P 500

Sep99

Dec99

Mar00

Jun00

Sep00

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Mar01

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Proposal 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of BD and its subsidiaries for the fiscal year ending September 30, 2005. A representative of E&Y will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

      Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2004 and 2003:

	2004	2003
Audit Fees	$3,931,000	$3,337,000	“Audit Fees” include fees associated with the annual audit, reviews of BD's quarterly reports on Form 10-Q, debt and stock option plan registration statements filed with the SEC and foreign regulatory bodies, and statutory audits required internationally.
Audit Related Fees	96,500	85,000	“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. The services for fees disclosed in this category include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.
Tax Fees	1,087,000	981,500	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.
All Other Fees	1,328,500	1,062,000	“All Other Fees” primarily relate to expatriate tax services.

Total	$6,443,000	$5,465,500

      The Audit Committee considered, in reliance on management and the independent registered public accounting firm (the “independent auditor”) as to the nature of the services, whether the provision of the services designated as “All Other Fees” above is compatible with maintaining the independence of E&Y.

      Certain prior year amounts have been reclassified to conform to the current presentation.

      A substantial proportion of the professional services fees for the years ended September 30, 2004 and 2003 are denominated in a currency other than U.S. dollars. For comparison purposes, professional services fees for both periods have been translated at the exchange rates utilized for fiscal 2004, and are presented on a constant-currency basis.

      E&Y has notified the Audit Committee that E&Y performed certain non-audit services for BD in China and Japan that were inconsistent with standards for auditor independence under applicable auditor rules.

      Specifically, E&Y disclosed to the Audit Committee that, during 2001, an affiliate of E&Y performed tax preparation services for an expatriate employee of BD located in China and paid the relevant taxes with BD funds. Custody of the funds of an audit client is not permitted under the applicable auditor independence rules. E&Y performed non-audit services of a similar nature in China with respect to approximately 100 companies, including BD, and has notified the SEC and the Public Company Accounting Oversight Board (“PCAOB”) of the performance of these services. The fees paid to E&Y in connection with these services were less than $2,000. Similarly, E&Y disclosed to the Audit Committee that, during 2001 and 2002, E&Y also performed tax preparation services for three expatriate employees of BD located in Japan and paid the relevant taxes using BD funds. The fees paid to E&Y in connection with these services were approximately $33,000.

      The Audit Committee has had discussions with E&Y regarding E&Y's independence in light of these activities. E&Y advised the Audit Committee of its conclusion that E&Y's independence is not impaired as to

BD as a result of these activities, based upon, among other things, the ministerial nature of the services performed and the amount of fees involved. Although E&Y's review of its non-audit services is ongoing, BD is not aware of the performance by E&Y of any other non-audit services performed by E&Y that were inconsistent with standards for auditor independence under applicable auditor rules. In November 2004, E&Y issued its letter to BD pursuant to Rule 3600T of the PCAOB, in which it reported that it is independent under applicable SEC and PCAOB standards.

Pre-Approval of Audit and Non-Audit Services

      BD's Audit Committee is responsible for appointing BD's independent auditor and approving the terms of the independent auditor's services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.

      Audit Services. Under the policy, the Audit Committee is to appoint BD's independent auditors each fiscal year and pre-approve the engagement of the independent auditor for the audit services to be provided.

      Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditor during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor, subject to certain dollar limitations, and the Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the Audit Committee.

      The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP. If ratification is withheld, the Audit Committee will reconsider its selection.

Proposal 3.

APPROVAL OF PERFORMANCE INCENTIVE PLAN

      The purpose of BD's Performance Incentive Plan (“PIP”) is to provide an annual incentive to BD employees to accomplish business objectives set by the Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) and by senior management. The Board of Directors has decided to submit the PIP for shareholder approval with respect to amounts that may become payable under the PIP for fiscal year 2005 and thereafter. Approval of the PIP will constitute approval of the performance measures relating to awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”), the maximum amount payable with respect to any such award, and the group of employees eligible to receive such an award. If the PIP is so approved, amounts paid on satisfaction of the quantitative performance standards set forth in the PIP will be treated as qualified performance-based compensation, and will be fully deductible to BD for federal income tax purposes. The PIP will remain in effect, even if it is not approved by shareholders at the Annual Meeting.

      The following is a summary of the material features of the PIP. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the PIP, which is attached as Appendix D to this proxy statement.

      Types of Awards. The PIP authorizes the payment of lump sum cash incentive payments (“Awards”) to eligible employees of BD and its subsidiaries.

      Eligibility. Exempt employees of BD and its subsidiaries at certain management levels or with certain responsibilities (referred to herein as “Eligible Employees”) are eligible to participate in the PIP. Persons promoted or newly hired to an eligible position may be considered for a pro rata Award. Non-management directors are not eligible to participate in the PIP.

      Awards are made under the PIP solely at the discretion of the Performance Incentive Committee (discussed below), and, in the case of the executive officers and other members of senior management, at the discretion of the Compensation Committee. Any Award approved by the Compensation Committee for the Chief Executive Officer is also subject to approval by the full Board of Directors. In addition, the total Awards paid to BD's executive officers for any fiscal year may not, barring special circumstances, as determined by the Compensation

Committee, exceed 3% of BD's reported after-tax net income for such fiscal year. As of September 30, 2004, approximately 1,693 persons were eligible to participate in the PIP.

      Administration. In general, the PIP is administered by the Performance Incentive Committee, which consists of at least three BD associates, including the Chief Executive Officer and other senior executives designated by the Chief Executive Officer. With respect to participation in the PIP by executive officers and other members of senior management, however, the PIP is also administered by the Compensation Committee.

      Terms of Awards. Awards under the PIP are expressed as a percentage of an Eligible Employee's base salary. Target award amounts range from 3% to 120% of an Eligible Employee's base salary. Awards become payable following the close of the fiscal year for which they are awarded.

      Awards are tied to BD's overall performance, as well as the performance of the Eligible Employee and of his or her business unit, region or country, or function. Accordingly, an Eligible Employee may receive less or more than the Eligible Employee's target incentive payment. Each fiscal year, the Compensation Committee establishes performance objectives for BD under the PIP, while the Performance Incentive Committee sets certain financial and operational objectives for each business unit, region or country, and function.

      Awards are made from a pool that is funded based on BD's performance against the BD performance target or targets established by the Compensation Committee, as follows:

BD's Performance	Funding Level
Below 80% of target	No funding
At 80% of target	Funded at 50%
For every 1% increase between 80% and 100% of target	Funded an additional 2.5%
For every 1% above 100% of target	Funded an additional 5% (to a maximum of 150%)

      Funding at 100% would result in a pool equal to the aggregate target incentive payments of all Eligible Employees under the PIP.

      After the funding level for the Award pool has been established, the Performance Incentive Committee determines performance ratings for each business unit, region or country, and function. These performance ratings determine the amount of the overall Award pool that will be allocated for the payment of Awards to Eligible Employees within those units, regions, countries or functions.

      Performance-Based Compensation Awards. Awards to certain senior executives will, if the Compensation Committee intends any such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, become earned and payable only if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Compensation Committee: (i) Return on Net Assets, (ii) Revenue Growth, (iii) Return on Common Equity, (iv) Total Shareholder Return, (v) Earnings Per Share, (vi) Net Revenue Per Employee, (vii) Market Share, (viii) Return on Invested Capital or (ix) Net Income (each as defined in the PIP). Such targets may relate to BD as a whole, or to one or more units thereof, and may be measured over such periods, as the Compensation Committee shall determine. The maximum amount that may be paid pursuant to any such performance-based compensation award is $3,000,000.

      For each fiscal year, the Compensation Committee will establish the performance goals by not later than the 90th day of the fiscal year. After the close of the fiscal year, the Compensation Committee also will determine whether the performance goals have been satisfied.

      The Compensation Committee has the right, in its discretion, to make Awards to senior executives other than Awards that constitute “qualified performance-based compensation.” Such non-performance based Awards will not, however, be paid as replacements for qualified performance-based Awards that are unpayable because some performance criteria are not satisfied, so the payment of these other Awards will not affect the qualification of the Performance Incentive Plan under Section 162(m).

      Termination of Employment. Upon termination of employment during a fiscal year, an Eligible Employee will be eligible to receive an Award with respect to the portion of the fiscal year that the person was employed with BD.

      Term of the PIP. The PIP has no termination date, and will remain in effect until terminated by the Board of Directors.

      Withholding. All payments of cash under the PIP will be subject to withholding of all applicable federal, state, local or other taxes, as determined by BD.

      Amendment or Termination. The PIP may be amended or terminated by the Board of Directors at any time, without a vote of security holders. Such amendments may increase the cost of the PIP to BD or alter the allocation of the benefits under the PIP as between the Eligible Employees. No such amendment, however, may increase the amount of an award to a senior executive that is intended to qualify as “qualified performance-based compensation”.

      New PIP Benefits. Future grants of Awards that may be made to Eligible Employees are subject to the discretion of the Performance Incentive Committee and the Compensation Committee, as described above, and, therefore, are not determinable at this time.

      The following table reflects the Awards that were granted under the PIP for fiscal 2004.

Performance Incentive Plan

Name and Position	Award
Edward J. Ludwig Chairman, President and Chief Executive Officer	$1,200,000
Gary M. Cohen President—BD Medical	$345,000
John R. Considine Executive Vice President and Chief Financial Officer	$480,000
Vincent A. Forlenza President—BD Biosciences	$330,000
William A. Kozy President—BD Diagnostics	$330,000
All executive officers as a group	$2,980,000
BD employees other than executive officers, as a group	$47,920,000

      The following table reflects the Award targets that have been established with respect to Awards to be granted under the PIP for fiscal 2005.

Performance Incentive Plan

Name and Position	% of Base Salary
Edward J. Ludwig Chairman, President and Chief Executive Officer	110%
Gary M. Cohen President—BD Medical	70%
John R. Considine Executive Vice President and Chief Financial Officer	75%
Vincent A. Forlenza President—BD Biosciences	65%
William A. Kozy President—BD Diagnostics	65%
All executive officers as a group	45%–110%
BD employees other than executive officers, as a group	7%–45%

The Board of Directors recommends a vote FOR Proposal 3.

Proposal 4.

SHAREHOLDER PROPOSAL ON CUMULATIVE VOTING

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of common stock, has informed BD that she plans to introduce the following proposal at the meeting:

RESOLVED: “That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 67,196,260 shares, representing approximately 31% of shares voting voted FOR this proposal.”

      This proposal has been submitted at the past eight annual meetings and has been rejected by our shareholders each time.

      Your Board continues to believe that directors should be elected through a system that assures that directors will represent the interests of all shareholders, not just those of particular groups. Cumulative voting could enable individual shareholders or groups of shareholders with less than a majority of the shares to pool their votes to elect directors concerned with advancing the positions of the group responsible for their election, rather than the positions that are in the best interests of BD and of all of our shareholders. In addition, the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among Board members and impair the Board's ability to operate effectively as a governing body, to the detriment of all BD shareholders.

      The Board believes that BD's current system of electing directors, with each share entitled to one vote for each nominee, will continue to work successfully in the future, as it has in the past. The Board consists predominately of independent non-management directors, and the Board committee responsible for identifying and recommending qualified individuals for director consists solely of independent non-management directors. This ensures that the Board will continue to exercise independent judgment and remain accountable to all of BD shareholders, rather than to a particular group.

      The Board of Directors recommends a vote AGAINST Proposal 4.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

      Any proposal that a shareholder wishes to submit for inclusion in BD's proxy materials for the 2006 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received by BD no later than August 21, 2005. In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2006 Annual Meeting, but does not seek to include in BD's proxy statement pursuant to Rule 14a-8, must be delivered to BD no earlier than October 4, 2005, and no later than November 3, 2005, if the proposing shareholder wishes for BD to describe the nature of the proposal in BD's proxy statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to BD in connection with the 2006 Annual Meeting should be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

APPENDIX A
AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company's independent auditors;

•	the performance of the Company's internal audit function; and

•	compliance by the Company with legal and regulatory requirements; and

•	prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

Membership

      The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of the New York Stock Exchange. The Corporate Governance and Nominating Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Corporate Governance and Nominating Committee shall recommend to the Board, and the Board shall designate, the Chair of the Audit Committee.

Authority and Responsibilities

      In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters:

Independent Auditors

•	The Audit Committee has the sole authority to appoint, compensate, retain and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent auditors. The Audit Committee shall pre-approve all engagements for audit services and each non-audit service to be provided by the Company's independent auditors. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit Committee may, from time to time, delegate its authority to pre-approve non-audit services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting. The independent auditors shall report directly to the Audit Committee.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditors' annual audit plan(s) and shall oversee the audit and audit-related work of the independent auditors, including resolution of disagreements, if any, between management and the auditor regarding financial reporting.

•	The Audit Committee shall evaluate the independent auditors' qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company's independent auditors:

•	describing the independent auditors' internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditors and the Company; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the partners of the independent auditor team(s), particularly the lead audit and reviewing partners;

•	consider whether to rotate the independent auditors; and

•	obtain the opinion of management and the internal auditors on the independent auditors' performance.

•	The Audit Committee shall establish policies for the Company's hiring of current or former employees of the independent auditors.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company's internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company's internal audit function with the independent auditors.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Audit Committee shall review with management and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	the annual audited financial statements, including the Company's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company's Form 10-K;

•	the quarterly financial statements, including the Company's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company's Form 10-Q;

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•	The Audit Committee shall review, in conjunction with management, the Company's policies with respect to the Company's earnings press releases and all financial information, such as earnings guidance, provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information.

•	The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company's internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•	The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management's response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, such as:

•	any restrictions on the scope of the independent auditors' activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm's national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditors; and

•	any significant disagreements between the Company's management and the independent auditors.

•	The Audit Committee shall review the Company's policies and practices that govern the process by which risk assessment and management is undertaken (with the understanding that the review of policies and practices relating to specific areas of risk assessment and management may be the responsibility of other committees of the Board). The Company's management shall also discuss with the Audit Committee the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish and maintain procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditors, the performance of the internal audit function, compliance by the Company with legal and regulatory requirements and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Corporate Governance and Nominating Committee.

Procedures

      The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chair of the Audit Committee, in consultation with the other committee members and management, shall determine the frequency and length of the committee meetings and shall determine meeting agendas consistent with this charter.

      The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.

      The Audit Committee is authorized to retain special legal, accounting or other advisors, as it determines necessary to carry out its duties, and may request any officer or employee of the Company or the Company's outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee.

      The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent auditors (ii) compensation to any advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      The Audit Committee may delegate its authority to subcommittees or the Chair of the Audit Committee when it deems appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee's Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to ensure compliance with laws and regulations and the Company's Code of Conduct, or to assess and manage the Company's exposure to risk. This is the responsibility of management, subject to oversight by the Board of Directors.

APPENDIX B
BECTON, DICKINSON AND COMPANY (BD)
STATEMENT OF CORPORATE GOVERNANCE PRINCIPLES
Adopted November 27, 2001,
As Amended and Restated May 25, 2004

1) Board Committees, Their Number, Structure and Charters

      The Board has the following standing committees: Audit, Compensation and Benefits, Corporate Affairs, Corporate Governance and Nominating, Executive, Finance and Investment, and Qualified Legal Compliance Committee. The structure and charter of each committee is reviewed on an annual basis, first by the committee, and then by the Corporate Governance and Nominating Committee, who recommends any changes it deems necessary or appropriate to the Board for consideration. The Board has the flexibility to form a new committee, disband a current committee or establish ad hoc committees to address particular issues or circumstances, as the need may arise.

2) Independence of Committees

      It is the policy of the Board that only independent directors serve on the Audit, Compensation and Benefits and Corporate Governance and Nominating Committee.

3) Assignment and Rotation of Committee Members and Chairs

      The Board, after consultation with the Chairman, designates the members of the committees, taking into account their particular expertise, experience and preferences.

      The Board does not believe in mandating the fixed rotation of committee members and/or committee chairs, since there may be reasons at a given point in time for maintaining continuity. However, the Board will seek to rotate committee members and chairs on a staggered basis within each committee on an average of every five years. The Board seeks thereby to avoid director entrenchment while ensuring continuity and the availability of experience derived through longevity.

4) Separation of Chairman and Chief Executive Roles

      The Board believes it important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and the Chief Executive Officer in any way that seems appropriate for the Company at a given point in time.

5) Lead Director

      The Board notes that all directors are elected by the shareholders and all have an equal voice.

      The Board as a whole is free, should a special need arise, to call upon any one or more directors to provide leadership in a given situation. The Board understands that leadership in certain subject areas falls to the committee chair(s) responsible for the subject matter giving rise to the need, and that the chairs function as the committee liaisons to the Chairman and the rest of the Board.

      The Board also believes that at such times as the Chairman is not an independent director, it is appropriate and necessary for the independent directors to designate a Lead Director, who would be expected to serve in such capacity for several years. In circumstances in which the non-management directors meet without any management present, the director designated by the independent directors as the Lead Director shall preside over such meeting. The Lead Director also shall serve as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD's employees and shareholders with the non-management members of the Board. The Corporate Governance and Nominating Committee shall review the designation of the Lead Director from time to time and recommend any change in the Lead Director it deems appropriate to the Board.

6) Mix of Directors

      It is BD's policy that the Board shall be composed predominantly of independent directors, thereby ensuring their availability to serve on the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees. No more than two persons with current Company management responsibilities, or who held Company management responsibilities within the preceding three years, shall be members of the Board at any given point in time.

7) Definition of Director Independence

      The Board determines each director's independence on an annual basis (including for purposes of membership on the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees) based on applicable regulatory requirements of the Securities and Exchange Commission and the New York Stock Exchange, and these Principles.

      An “independent” director shall be defined to mean a director who has none of the relationships with BD set forth in paragraph (a) below, and otherwise has no direct or indirect material relationship with BD (either directly or as a shareholder, principal or officer of a company that has a relationship with BD) that would interfere with the exercise of independent judgment by such director; provided, however, that the Board believes all directors should hold meaningful equity ownership positions in the Company. The Board, in its business judgment, will determine, based on all relevant facts and circumstances and in a manner consistent with the guidelines set forth below, whether a director has a relationship with BD or to its management that would interfere with such director's exercise of his or her independent judgment. The following guidelines shall be followed by the Board in determining director independence:

(a)	under any circumstances, a director is not independent if, within the preceding three years:
(i)	the director was employed by BD;
(ii)	an immediate family member (as defined below) of the director was employed by BD as an executive officer;
(iii)	the director received more than $100,000 per year in direct compensation from BD, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(iv)	the director was affiliated with, or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by BD's independent auditor (meaning participation in the audit and assurance or tax compliance (but not tax planning) practices in non-support roles);
(v)	a present BD executive officer was on the compensation committee of the board of directors of a company that concurrently employed the director, or that concurrently employed an immediate family member of the director as an executive officer; or
(vi)	the director was an executive officer or employee, or whose immediate family member was an executive officer of a company that made payments to, or receives payments from, BD for property or services in an amount which, in any single year, exceeded the greater of $1,000,000 or two percent of the consolidated gross revenues of the other company.
(b)	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director's independence:
(i)	if the director or an immediate family member is a director, general partner, executive officer or controlling shareholder of another company that is indebted to BD, or to which BD is indebted, and the total amount of either company's indebtedness to the other does not exceed: (A) one percent of the total consolidated assets of BD as of the end of its most recently completed fiscal year or (B) one percent of the total consolidated assets of the other company as of the end of its most recently completed fiscal year;

(ii)	if the director or an immediate family member is an executive officer or director of another company in which BD owns an equity interest, and the amount of the equity interest held by BD is less than 10% of the outstanding voting securities of the company at which the director or an immediate family member serves as an executive officer or director;
(iii)	if the director or an immediate family member of that director serves as an executive officer, director or trustee of a charitable organization, and BD's annual charitable contributions to that organization (excluding contributions by the Company under its established Matching Gift Program) are less than the greater of $1,000,000 or two percent of that organization's consolidated gross revenues in its most recent fiscal year; and
(iv)	if the director is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, BD for property or services in an amount which, in any single year, does not exceed the greater of $1,000,000 or two percent of the consolidated gross revenues of the other company.

      (c) For relationships not covered by the guidelines contained in paragraph (b) above, the determination of whether or not the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

      For purposes of these guidelines, an “immediate family member” includes a director's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such director's home.

      Annually, the Board will review all relationships of directors to determine whether directors meet the categorical independence tests described in paragraph (b). The Board may determine that a director who has a relationship that exceeds the limits described in paragraph (b) is nonetheless independent. The basis for any such determination will be explained in the Company's next proxy statement.

8) Board Size

      The Board periodically reviews its size to consider that most effective for its operation. In general, the Board believes that its appropriate size consists of between ten and fifteen members, recognizing that retirements, resignations and recruiting delays, as well as the availability of one or more outstanding candidates, may result periodically in the Board consisting, for some transitional period, of a slightly greater or lesser number of directors than the Board may have targeted.

9) Director Retirement Policy

      It is BD's policy that directors retire from the Board effective at the Annual Meeting of Shareholders following their seventy-second birthday. Under special circumstances, with the approval of the Board, exceptions can be made to this policy. The Board believes, however, that any exceptions should be rare.

10) Term Limits

      It is the policy of the Company to avoid term limits, which have the disadvantage of discontinuing the availability and contributions of directors who have developed experience with, and insight into, the Company and its needs over a period of time.

11) Changes in Directors' Primary Responsibilities and Outside Commitments

      It is BD's policy that every director, including the Chief Executive Officer and any other directors with Company management responsibilities, must notify the Chairman of his or her retirement, of any change in employer, and of any other significant change in the director's principal professional occupation, and in connection with any such change, offer his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then considers the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to the offer of resignation.

      As a corollary, it is the policy of the Board that every director should seek the consent of the Chairman and of the Corporate Governance and Nominating Committee, and confirms the absence of any material actual or potential conflict, prior to accepting any invitation to serve on another corporate or not-for-profit board or with a government or advisory group.

      While a director's service on the boards of other public companies may provide experience that benefits both the director and BD, directors are expected to devote sufficient time to effectively fulfill their duties as directors. Accordingly, while a director may serve on the board of directors of other public companies, such service should be limited to a reasonable number of companies so as not to conflict with his or her responsibilities as a director of the Company.

      In addition, no director who is a member of the Audit Committee may, at the same time, serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair such director's ability to effectively serve on BD's Audit Committee.

12) Evaluation By Non-Management Directors of the Chief Executive Officer

      It is BD's policy that the non-management directors meet privately not less than once a year to evaluate the performance of the Chief Executive Officer. The evaluation is based on objective and subjective criteria, including an assessment of the performance of the businesses, accomplishment of long-term strategic objectives, and management development. A clear understanding between the non-management directors and the Chief Executive Officer regarding the Company's expected performance and how that performance is to be measured is critical to the process.

      The Compensation and Benefits Committee considers the results of the evaluation when recommending to the Board the Chief Executive Officer's compensation, and the Chairman of the Compensation and Benefits Committee communicates the results of this evaluation to the Chief Executive Officer.

13) Meetings of Non-Management Directors

      The non-management directors shall meet privately as a matter of course, without any management present, not less than three times a year, with one of these sessions dedicated to the performance review of the Chief Executive Officer and the recommendations of the Compensation and Benefits Committee regarding the Chief Executive Officer's compensation. These meetings should be scheduled as a matter of course for each fiscal year by the Corporate Secretary.

      The non-management directors also may meet in executive session at other times during the year to consider issues they deem important to address without management present.

      Following each meeting of the non-management directors, the director then designated by the independent directors as the Lead Director will discuss with the Chairman, to the extent appropriate, matters addressed in or arising from the private meeting.

14) Evaluation of the Board and Board Committees

      It is the policy of the Board to review on an annual basis its performance and effectiveness as a whole, with each Director completing a questionnaire developed by the Corporate Governance and Nominating Committee with respect to certain specified criteria. The collective ratings and comments are compiled in advance of the review session and are presented by the Chairman of the Corporate Governance and Nominating Committee to the full Board for discussion.

      This practice includes annual self-assessments by each Board committee, relying on a review process similar to that used by the Board, with performance criteria for each committee established on the basis of its charter.

15) Evaluation of Individual Director Performance

      It is BD's policy to have the Corporate Governance and Nominating Committee assess on the basis of pre-established criteria, the performance of each individual director standing for re-election at the next Annual

Meeting of Shareholders. The pre-established criteria address each director's core competencies, independence and level of commitment.

      All directors are expected to attend Board meetings and meetings of the committees on which they serve, to review all materials provided to them in advance of any meeting, to be knowledgeable about the strategies and affairs of the Company and the industry and competitive environment in which it operates, and to actively participate in deliberations of the Board and of each committee on which they serve.

      The Corporate Governance and Nominating Committee consider not only an individual's qualities, performance and professional responsibilities, but also the then- composition of the Board and the challenges and needs of the Board as a whole at that time. If applicable, the Committee also considers the impact of any change in the principal occupation of the directors during their prior terms of service. This evaluation process allows each director the opportunity to conveniently confirm his or her interest to continue as a member of the Board. Upon completion of the individual director evaluation process, the Committee reports to the full Board its conclusions and recommendations for nominations to the Board.

      It is BD's policy that the Corporate Governance and Nominating Committee also should review and consider the performance of any individual director if a situation were to arise that interfered with the proper performance of his or her duties as a member of the Board.

16) Company Performance and Corporate Strategy

      The Board reviews the Company's financial performance on a regular basis at Board meetings and through periodic updates, with a particular focus on peer and competitive comparisons. These reviews include the views of management as well as those of key investors and securities analysts.

      The Board also conducts an annual off-site meeting to review and approve the Company's long-term strategy, and assess its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors.

17) Composition of the Board and Board Membership Criteria

      The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of directors in the context of the composition of the Board at any given point in time. On an annual basis, the Corporate Governance and Nominating Committee considers the composition, challenges and needs of the Board as a whole, both in connection with recommending candidates for election to the Board and in analyzing the composition of Board committees.

      The assessment of the overall composition of the Board encompasses consideration of diversity, age, skills, international background, and significant experience and prominence in areas of importance to the Company. Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills. Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings. Candidates should be individuals who possess a team-oriented ethic consistent with the Company's Core Values, and who are committed to the interests of all shareholders as opposed to those of any particular constituency.

      When considering director candidates, the Committee will seek individuals with backgrounds and qualities that, when combined with those of other directors, will provide a blend of skills and experience that will further and enhance the Company's governance responsibilities and strategic interests. The Committee shall utilize a variety of means to identify prospective nominees for the Board. These may include referrals from other Board members, management, shareholders and other external sources (including retained executive search firms). The Committee shall utilize the same criteria for evaluating candidates irrespective of their source.

18) Selection and Invitation of New Directors

      The Corporate Governance and Nominating Committee are responsible for recommending for Board consideration candidates for election to the Board.

19) Orientation of Directors and Continuing Education

      BD has developed an orientation and training process available to new members of the Board and to new members of each Board committee. For new directors, this includes providing background information on the Company, its products and its industries, meeting with senior management to familiarize the director with the Company's management and its strategies and significant policies, and site visits. Orientation of a new director or new committee member is coordinated by the Corporate Secretary and the Chief Financial Officer and is tailored to the requirements of the individual.

      In addition, directors are encouraged to visit the Company and its subsidiaries from time to time, to locations selected in consultation with the Chief Executive Officer, to familiarize him/herself with the business of the Company and its subsidiaries. These visits should be arranged through the Office of the Corporate Secretary, and directors are requested to report to the full Board following any such visit.

      Directors also are encouraged to attend director education courses at the Company's expense. As a matter of practice, BD management from time to time, directly or with the assistance of outside advisors, arranges presentations to the Board on current issues or topics relevant to directors of public companies, including current corporate governance trends and practices.

20) Director Compensation

      The Corporate Governance and Nominating Committee and the Board receive and review periodic reports from independent consultants on trends in director compensation. In addition, the Corporate Governance and Nominating Committee conducts a thorough analysis of director compensation and stock ownership at least every three years and makes recommendations to the Board for any adjustments deemed appropriate. Generally, the Board seeks to set director compensation at levels that fairly compensate directors for their responsibilities as directors and that are consistent with compensation levels at companies of similar size and nature as the Company.

      BD director compensation has focused increasingly on equity compensation for directors. This has included eliminating both the director retirement plan and the payment of meeting fees, establishing an equity-based director deferral plan and providing for director participation in other equity-based plans. Under the director deferral plan, directors can elect to defer into BD stock up to the full amount of their annual retainer and committee chair fees. The Board also believes that the director share ownership guidelines ensure adequate share ownership by directors.

21) Director Equity Ownership

      The Board believes that directors should hold meaningful equity ownership positions in the Company in accordance with share ownership guidelines originally established by the Board in 1996. The current share ownership guidelines require each non-management director to own shares of BD common stock valued at fifty percent of the amount obtained by multiplying the annual retainer fee in effect from time to time by the number of years a person has served as a director.

22) Classified Board

      The Board is comprised of three classes of directors, with approximately one-third of the directors assigned to each class. The members of each class are elected to terms of three years. The Board reviews its classified board structure not less than once every two years.

      After careful review and consideration, the Board has concluded that a classified board provides continuity, stability and experience in the composition of the Board, while still providing for the election of a portion of the Board each year. It also enables the Board to represent more effectively the interests of all shareholders in a wide variety of circumstances.

23) Well-Informed Directors

      In order for the Board to exercise fully its oversight functions, management provides the Board access to information regarding the Company and the markets in which the Company operates. This information comes from a variety of sources, including management reports, security analysts' reports, information regarding peer performance, direct interaction with senior management and visits to Company facilities.

24) Board Materials and Presentations

      As a general rule, presentations on specific subjects are sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions and discussion of key issues.

25) Board and Committee Agendas

      The Chairman, together with the Lead Director and the Corporate Governance and Nominating Committee, establishes on an annual basis an agenda of topics for consideration and review by the Board during the following year.

      This annual schedule of topics is then provided to the full Board for review and comment and is adjusted, as appropriate, during the year.

      The Chairman shall establish the agenda and schedule for each Board meeting, allowing for an appropriate mix of presentation and discussion. Each director is encouraged to suggest topics he or she wishes to have addressed for inclusion on the Board agenda.

      Each committee of the Board, on an annual basis, sets an agenda of topics to be discussed by that committee during the following year. The chair of each committee, in consultation with other members and management, develops the agenda for each committee meeting.

26) Succession Planning and Management Development

      The Board, with the input of the Chief Executive Officer, conducts an annual assessment of the performance and development of senior management. The Board also conducts periodic discussions, not less than once a year, regarding succession of the Chief Executive Officer and other members of senior management and, with the recommendations of the Chief Executive Officer, identifies potential successor candidates for these roles.

      As a matter of policy, the Chief Executive Officer should provide to the Board, on an ongoing basis, his or her recommendation as to a successor in the event of an unexpected disability.

27) Attendance of Non-Directors at Board Meetings/Board Access to Senior Management and
     Independent Advisors

      Members of the BD leadership team attend Board meetings and other Board activities on a regular basis. In addition, other BD leaders attend Board and committee meetings when appropriate to provide additional expertise and to expose the Board to a broader pool of management.

      The Board has open access to senior management.

      The Board and each committee of the Board has the authority to retain its own independent legal, financial and other advisors, as the Board or any committee deems necessary or appropriate, at the Company's expense.

28) Board's Interaction with Institutional Investors, Media and Customers

      In general, BD management speaks for the Company. Individual Board members may, from time to time at the request of management or the Board, meet or otherwise communicate with various constituencies that are involved with BD, such as institutional investors, the media and customers.

29) Conflicts of Interest and Ethics Compliance

      If an actual or potential conflict of interest develops because of a change in the business operations of the Company or a subsidiary, or in a director's circumstances (for example, significant and ongoing competition between the Company and a business with which the director is affiliated), the director should report the matter immediately to the Chairman and the Corporate Governance and Nominating Committee for evaluation and appropriate resolution.

      If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, recuse himself or herself from participation in the discussion, and not vote on the matter.

      Each of the Company's directors is required to comply with the Company's Business Conduct and Compliance Guide (the “Guide”). Concerns regarding violations of the Guide by non-management directors of BD are referred to the Corporate Governance and Nominating Committee and to the Chairman; violation of the Guide by management directors of BD are referred to the Company's General Counsel.

30) Disclosure Regarding Corporate Governance, Director Compensation and Board Evaluation

      BD provides disclosure in its annual Proxy Statement concerning stock ownership guidelines for directors and senior management, a comprehensive description of the board's self-evaluation processes and the composition of director compensation.

      So that shareholders may gain greater knowledge of the Board's processes, the Company's annual proxy statement disclosure includes the publication of this Statement of Corporate Governance Principles.

31) Charitable Contributions

      Proposed charitable contributions, or pledges of charitable contributions, by the Company within any given fiscal year in an aggregate amount of $50,000 or more, to an entity for which a BD director or a member of any of their immediate families serves as a director, officer, employee, or member of such entity's fund-raising organization or committee, shall be subject to prior review and approval by the Corporate Governance and Nominating Committee.

      The Corporate Governance and Nominating Committee of the Board shall be provided on an annual basis with a report from management of the charitable contributions or pledges made by the Company during the fiscal year in an amount of $10,000 or more, to an entity for which a BD director or executive officer, or a member of any of their immediate families, serves as a director, officer, employee, or member of such entity's fund-raising organization or committee and such report of contributions made shall be included and disclosed in the Company's annual proxy statement.

      Provided, however, that for purposes of determining whether the $50,000 approval threshold or $10,000 disclosure threshold is reached, no contributions by the Company under its established Matching Gift Program shall be included or reported.

32) Executive Officer Membership on Public Company Boards

      It is the policy of the Company that prior to an executive officer agreeing to join any board of another publicly-traded company, the executive officer first must seek the agreement of BD's Chief Financial Officer and of its General Counsel that any such proposed service would not present an undue conflict of interest or financial risk, to either BD or to the executive officer. Once such agreement is secured, the executive officer then shall seek the approval of the Corporate Governance and Nominating Committee.

      As a general rule, the Board believes that executive officers should be limited at any given time to serving on the board of not more than one publicly traded company. Any exceptions to this general rule require the prior approval of the Corporate Governance and Nominating Committee.

33) No Provision of Personal Services by BD External Auditor to Members of the Board of
     Directors or Executive Officers

      It is the policy of the Company that neither BD, nor any director or executive officer, may engage the external auditor of BD for the purpose of the external auditor providing financial planning, tax preparation (including expatriate tax services) or other personal services (“Services”) to a director or executive officer. This policy prohibits the engagement of the external auditor for such purposes, regardless of whether the person or persons proposed to provide the Services to a director or executive officer previously participated in a BD audit.

      For purposes of this policy, the “external auditor” of BD is defined as any firm engaged by the Audit Committee to provide audit, review or attest services, or to otherwise provide “audit services” to BD within the meaning of the rules of the Securities and Exchange Commission.

34) No Sales of BD Shares by Directors or Executive Officers when the Company is Repurchasing
     Shares

      It is the policy of the Company that directors or executive officers should not sell any shares of BD common stock on any day on which BD is repurchasing shares of BD common stock under a Company stock repurchase program. For purposes of this policy, the term “sell” includes entering into any contract to sell, pledge or otherwise transfer or dispose of shares of BD common stock, other than gifts or other transfers of shares for no value.

      Therefore, any director or executive officer intending to sell shares of BD common stock shall provide as much advance notice as is reasonably practicable to the Office of the Corporate Secretary, so as to ensure that the Company is not engaging in share repurchases on the same days on which any such sales are made by directors or executive officers.

APPENDIX C
BECTON, DICKINSON AND COMPANY
2004 Annual Report of Charitable Contributions
November 23, 2004

      The following report lists charitable contributions or pledges made by BD during fiscal 2004 in an amount of $10,000 or more, to an entity for which a BD director or executive officer, or a member of any of their immediate families, serves as a director, officer or employee, or as a member of such entity's fund-raising organization or committee.

Name of Director or Officer	Name of Organization	Affiliation	Aggregate Amount Donated in FY04	Amount of Pledges

John R. Considine, Executive Vice President and Chief Financial Officer	St. Joseph's Hospital and Medical Center Foundation	Honorary Chair of Fundraising Event	$127,176	$50,000 FY05
Vincent A. Forlenza President—BD Biosciences	Valley Hospital Foundation	Board of Directors	$60,000	$300,000 over 5 years FY04-FY08
William A. Kozy President—BD Diagnostics	Morristown Memorial Hospital	Executive Advisory Board	$150,000	$750,000 over 5 years FY01-FY05
Edward J. Ludwig Chairman, President and Chief Executive Officer	Interreligious Fellowship for the Homeless	Development Committee	$32,500 (includes $30,000 under current pledge)	$60,000 over 2 years FY04-FY05
Edward J. Ludwig	The Johns Hopkins University	Board of Trustees	$857,333 (includes $10,000 under prior year pledge, $18,333 under current year pledge and $802,000 of product)	$155,000 over four years FY03-FY06
Edward J. Ludwig	U.S. Fund for UNICEF	Board of Directors	$940,187 (includes $700,000 under current pledges and product)	$1,000,000 over five years FY02-FY06 $1,000,000 over 4 years FY03-FY06
Edward J. Ludwig	Institute of Medical Technology and Innovation (Advanced Medical Technology Association) (AdvaMed)	Board of Directors AdvaMed	$100,000	$500,000 over 5 years FY04-FY06
Frank A. Olson Director	Save The Children	Board of Trustees	$80,000 (includes cash and product under current pledge)	N/A
Willard J. Overlock, Jr. Director	Juvenile Diabetes Research Foundation	Katharine Overlock, spouse, is a Board member	$355,170 (includes $250,000 under prior pledge and $50,000 under current pledge)	$500,000 over 2 years FY05-FY06 $250,000 over 5 years FY04-FY08 (BD Canada)
Alfred Sommer, M.D., M.H.S. Director	The Johns Hopkins University	Dean of The Johns Hopkins Bloomberg School of Public Health	See Edward J. Ludwig	See Edward J. Ludwig

C-1

APPENDIX D
BECTON, DICKINSON AND COMPANY
PERFORMANCE INCENTIVE PLAN
AMENDED AND RESTATED NOVEMBER 23, 2004

PURPOSE

      The purpose of the Performance Incentive Plan (the “Plan”) is to provide annual incentive payments to management for their contribution to the Company's successful financial performance and the accomplishment of strategic objectives.

      NOTWITHSTANDING ANYTHING IN THIS PLAN TO THE CONTRARY, THE PAYMENT OF ANNUAL INCENTIVES, IF ANY, IS SOLELY WITHIN THE DISCRETION OF THE PERFORMANCE INCENTIVE COMMITTEE, EXCEPT THAT PAYMENT IN EXCESS OF THE PLAN GUIDELINES WILL NOT BE MADE. NO EMPLOYEE HAS ANY VESTED RIGHT TO ANY SUCH PAYMENT.

PERFORMANCE INCENTIVE COMMITTEE

      The Performance Incentive Committee will be responsible for administering this Plan. The Performance Incentive Committee will consist of no less than three persons, including the President and Chief Executive Officer and such other senior executives as are designated from time to time by the President and Chief Executive Officer.

ELIGIBILITY

      Participation in any particular fiscal year is restricted to employees of the Company and its worldwide subsidiaries in exempt (or management) Job Group 4 and above positions (other than those covered under certain non-United States incentive plans or sales incentive plans) and other key management positions as may be approved by the Performance Incentive Committee. Current employees promoted to, and persons newly hired to, eligible positions during a particular fiscal year may be considered for a pro-rata bonus. Persons employed by companies acquired by the Company which have pre-existing executive incentive, profit sharing or similar programs will not participate in this Plan until and unless those plans are superseded by this Plan.

PARTICIPATION LEVELS

      Plan targets for eligible employees are determined based upon base salary or title and reporting relationships of the participant and the scope and responsibilities of the position. Targets may range from 3% to 120% of base salary.

INCENTIVE CALCULATION

      Incentive payments shall be made under the Plan based upon total company, business unit and individual performance, as measured against certain financial and strategic criteria and targets established from time to time by the Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”).

      Incentive payments made to a member of the Executive Group shall, if the Compensation Committee intends that such payment should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), be made in accordance with a pre-established formula, such that such payment is subject to the achievement during a performance period or periods, as determined by the Compensation Committee, of a level or levels, as determined by the Compensation Committee, of one or more of the following performance measures: (i) Return on Net Assets, (ii) Revenue Growth, (iii) Return on Common Equity, (iv) Total Shareholder Return, (v) Earnings Per Share, (vi) Net Revenue Per Employee, (vii) Market Share, (viii) Return on Invested Capital, or (ix) Net Income. Any such award of performance-based compensation granted to a member of the Executive Group pursuant to any such pre-established formula with respect to a fiscal year (a “Performance Award”) shall not exceed $3,000,000.

      For purposes of this Plan:

      “Earnings Per Share” shall mean earnings per share calculated in accordance with U.S. Generally Accepted Accounting Principles.

      “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 for that taxable year.

      “Market Share” shall mean the percent of sales of the total available market in an industry, product line or product attained by the Company or one of its business units during a time period.

      “Net Income” shall mean net income calculated in accordance with U.S. Generally Accepted Accounting Principles.

      “Net Revenue Per Employee” in a period shall mean net revenue divided by the average number of employees of the Company, with average defined as the sum of the number of employees at the beginning and ending of the period divided by two.

      “Return On Common Equity” for a period shall mean net income less preferred stock dividends divided by total shareholders' equity, less amounts, if any, attributable to preferred stock.

      “Return on Invested Capital” for a period shall mean earnings before interest, taxes, depreciation and amortization divided by the difference of total assets less non-interest bearing current liabilities.

      “Return On Net Assets” for a period shall mean net income less preferred stock dividends divided by the difference of average total assets less average non-debt liabilities, with average defined as the sum of assets or liabilities at the beginning and ending of the period divided by two.

      “Revenue Growth” shall mean the percentage change in revenue (as defined in Statement of Financial Accounting Concepts No. 6, published by the Financial Accounting Standards Board) from one period to another.

      “Total Shareholder Return” shall mean the sum of the appreciation in the Company's stock price and dividends paid on the common stock of the Company over a given period of time.

      The Compensation Committee or Board may not increase the amount of any Performance Award, or adjust the formula during the year, except to make adjustments for business dispositions or acquisitions, using adjustment factors that are specified in the terms of the Performance Award. The Compensation Committee reserves the right, however, in its discretion to make incentive awards to members of the Executive Group other than Performance Awards.

POOL FACTOR SCALES AND MULTIPLIERS

      Funding levels for incentive payments shall be determined based on company performance as measured against the performance targets in accordance with the formula established on an annual basis by the Compensation Committee. Funding levels are adjusted both upwards (for performance above target, up to a maximum score of 150% of target) and downwards (for performance below target).

DETERMINATION OF INCENTIVE POOLS

      (a) Theoretical Incentive

      On or about October 15th following the close of each fiscal year, business unit heads and corporate officers will be provided with a list of approved participants for their unit, region or function for whom that unit, region or function has, during the course of the prior fiscal year, accrued a hypothetical incentive pool at 100% of target.

      (b) Performance Ratings

      On or about October 25th following the close of each fiscal year, the Performance Incentive Committee will determine the final unit, region, function and company performance ratings used to determine incentive factors for the fiscal year. The incentive pool for a unit, region or function is determined by applying the incentive factors determined according to the methodology approved by the Compensation and Benefits Committee to the hypothetical accrued incentive pool.

INCENTIVE PAYMENT FACTORS

      Incentive payment factors will be established as a composite of total company and business unit performance ratings.

      (a) Communication

      The operating unit and corporate ratings will be communicated to business unit heads and corporate functions by the President and Chief Executive Officer.

      (b) Incentive Payment Recommendations

      The Business Unit Heads and Corporate Officers will apply the final unit factors to the individual incentive targets to develop the recommended incentive amounts. They will have discretion to recommend incentives that differ from these amounts; provided that no individual may receive an incentive payment in excess of 200% of the amount derived after the application of the unit factors without the further approval of the Compensation Committee; and provided further that no member of the Executive Group may receive an incentive payment in excess of the amount calculated pursuant to the pre-established formula established by the Compensation and Benefits Committee, to the extent such payment is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

FINAL REVIEW AND APPROVAL

      The recommendations for all incentive payments will be reviewed and approved by the business unit heads and executive officers, and Chief Executive Officer for their respective areas of responsibility. In the case of executive officers and other members of the BD Leadership Team that report to the Chief Executive Officer, recommendations will be subject to final review and approval by the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors).

      (a) Maximum Payout Guideline

      Total incentive awards to executive officers may not, barring special circumstances, exceed 3% of the Company's after-tax net income, as reported, for the fiscal year.

      (b) Payment

      Incentives will normally be paid in January of the calendar year following the year in which they are awarded. Except in cases of death, disability or retirement, no incentive payments will be made to individuals who are not active employees on the final day of the fiscal year. Employees who are terminated for cause prior to the distribution date will forfeit their incentives.

      Incentives awarded to any employee who dies prior to the distribution date may be made, at the discretion of management, to the survivors of the employee.

      (c) Exceptions

      Any recommendations for exceptions to the provisions of the Plan must be submitted to the Performance Incentive Committee for review and are subject to final approval by the Chief Executive Officer. Any exceptions applicable to executive officers are further subject to approval by the Compensation and Benefits Committee of the Board of Directors and the terms of this Plan.

DIRECTIONS TO
THE HILTON SHORT HILLS

FROM MANHATTAN
Lincoln or Holland Tunnel to NJ
Tpk to Exit 14. Continue on Rte.
78 West approx. 5 miles to Exit 48,
Rte.. 24 West. Take Exit 7C...* *
FROM BROOKLYN
Take Rte. 278/Belt Pkwy West
to Verrazano Narrows Bridge.
Continue to the Goethals Bridge to
the NJ Tpk North. Take Exit 14.
Continue on Rte. 78 West approx.
5 miles to Exit 48, Rte. 24 West.
Take Exit 7C...* *
FROM NEWARK AIRPORT
Take Rte. 78 West approx. 5 miles
to Exit 48, Rte. 24 West. Take Exit
7C...* *
FROM THE NJ TURNPIKE Take to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7c...* *

FROM NORTH EASTERN
LONG ISLAND
Take Throgs Neck or Whitestone Bridge off the Cross Island Pkwy. After toll, take GW Bridge to Rte. 80 West to the Garden State Pkwy South, to Exit 142 to Rte. 78 West. OR Take GW Bridge to the NJ Tpk South to Exit 14. Continue on Rte. 78 West approx. 5 miles to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM TAPPAN ZEE BRIDGE
Follow signs to NY Thruway; continue to Garden State Pkwy South. Take Exit 142 to Rte. 78 West. Continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM THE GARDEN STATE PARKWAY SOUTHBOUND
Take Exit 142 to Rte. 78 West, Continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

FROM THE GARDEN STATE PARKWAY NORTHBOUND
Take Exit 142 to Rte. 78 West. Take first Exit, marked “Hillside/Rte. 78 West”. Take Rte. 78 West and continue to Exit 48, Rte. 24 West. Take Exit 7C...* *

* * FROM EXIT 7C, JFK PARKWAY, LIVINGSTON/CALDWELL -
THE MALL AT SHORT HILLS WILL BE ON YOUR RIGHT. MAKE A LEFT AT THE SECOND TRAFFIC LIGHT THEN MAKE AN IMMEDIATE LEFT INTO HOTEL DRIVEWAY.

FROM ROUTE 287 SOUTHBOUND
Take Exit 37, Rte. 24 East; continue to Exit 7, “Summit/Livingston” and follow signs for JFK Parkway and Mall at Short Hills; make a left at second traffic light, then make an immediate left into the Hotel driveway.

FROM ROUTE 280 WESTBOUND
Take Exit 5A, “Livingston Avenue/Roseland”. Continue on Livingston Avenue approx. 4 miles through Livingston; cross South Orange Avenue, name will change to JFK Parkway. Continue on JFK Parkway; Hotel is approx. 1.5 miles down on right, opposite Mall at Short Hills.

Becton, Dickinson and Company
C/O EQUISERVE
P.O. BOX 8225
EDISON, NJ 08818-8225

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed
24 hours a day, seven days a week until the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/bdx		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

	Please mark votes as in this example.	1508
X

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Proposals 2 and 3 and AGAINST Proposal 4.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.						The Board of Directors recommends a vote AGAINST Proposal 4.
1. Election of Directors Term to Expire 2008			FOR	AGAINST	ABSTAIN
							FOR	AGAINST	ABSTAIN
Nominees: (01) Basil L. Anderson, (02) Gary A. Mecklenburg, (03) James E. Perrella, (04) Alfred Sommer		2. Ratification of independent registered public accounting firm.				4. Cumulative voting.

FOR	WITHHELD	3. Approval of the Performance Incentive Plan.

For all nominees except as noted above

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark here if address changes are noted on reverse side.

Signature:	Date:	Signature:	Date:

Appendix I

Helping people live healthy lives

Dear Shareholder:

Becton, Dickinson and Company (BD) encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions:

1.	To vote over the Internet, log on to the Internet and go to the Web Site http://www.eproxyvote.com/bdx.
2.	To vote by touch-tone telephone, dial 1-877-PRXVOTE (1-877-779-8683). If calling from outside of the U.S. or from Canada, shareholders should call 1-201-536-8073.

YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 12:00 P.M., EST, ON JANUARY 31, 2005.

Your telephone or Internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. Again, if you choose to vote telephonically or through the Internet, there is no need to mail back your proxy/voting instruction card.

Your vote is important. Thank you for voting.

FOLD AND DETACH HERE

PROXY/VOTING INSTRUCTION CARD
BECTON, DICKINSON AND COMPANY
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting on February 1, 2005

The undersigned hereby appoints Edward J. Ludwig, John R. Considine and Jeffrey S. Sherman, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 1:00 PM, on Tuesday, February 1, 2005 at the Hilton Short Hills, 21 John F. Kennedy Parkway, Short Hills, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee and BIL, respectively, for any shares of Common Stock allocated to the undersigned under the Company’s 1996 Directors’ Deferral Plan (“DDP”), the Company’s Deferred Compensation Plan (“DCP”), The Med-Safe Systems, Inc. Savings Incentive Plan (the “Med-Safe Plan”) and, when so provided, under the Company’s Global Share Investment Program (“GSIP”), and also constitutes voting instructions to the Trustee and BIL for a proportionate number of shares of Common Stock in the DDP, DCP, the Med-Safe Plan and GSIP, respectively, for which no instruction card has been received from other participants.

This card also constitutes voting instructions to the Trustee for any shares of Common Stock allocated to the undersigned under the Company’s Savings Incentive Plan (“SIP”). This card also constitutes voting instructions to the Trustee for shares of Common Stock held in the SIP that have not yet been allocated to participants. Shares for which no voting instructions have been received by the SIP Trustee shall be voted in the same proportion as those for which timely instructions have been received. Please submit your SIP vote no later than 12:00 P.M. EST, on January 31, 2005.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

HAS YOUR ADDRESS CHANGED?

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SEE REVERSE SIDE		SEE REVERSE SIDE
(Continued and to be dated and signed on reverse side.)